UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

General Form for Registration of Securities of Small Business Issuers Under Section 12(g) of the Securities Exchange Act of 1934

Favo Realty, Inc.
(Exact Name Of Company As Specified In Its Charter)

Nevada	88-04360717
(State of Incorporation)	(I.R.S. Employer Identification No.)

1461 Franklin Ave., 1st Fl. South, Garden City, NY	11530
(Address of Principal Executive Offices)	(ZIP Code)

Company’s Telephone Number, Including Area Code: (516) 835-7075

Securities to be Registered Under Section 12(g) of the Act: Common Stock, $0.001
(Title of Class)

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

i

PART I

ITEM 1. DESCRIPTION OF BUSINESS

Some of the statements contained in this registration statement on Form 10 of Favo Realty, Inc. (hereinafter the “Company”, “we” or the “Company”) discuss future expectations, contain projections of our plan of operation or financial condition or state other forward-looking information. In this registration statement, forward-looking statements are generally identified by the words such as “anticipate”, “plan”, “believe”, “expect”, “estimate”, and the like. Forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results or plans to differ materially from those expressed or implied. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. A reader, whether investing in the Company’s securities or not, should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. Important factors that may cause actual results to differ from projections include, for example:

●	the success or failure of Management’s efforts to implement the Company’s plan of operation;
●	the ability of the Company to fund its operating expenses;
●	the ability of the Company to compete with other companies that have a similar plan of operation;
●	the effect of changing economic conditions impacting our plan of operation;
●	the ability of the Company to meet the other risks as may be described in future filings with the SEC.

General Background of the Company

Favo Realty, Inc. was incorporated as Beeston Enterprises Ltd. (“the Company”) on July 12, 1999 under the laws of the State of Nevada. The Company changed its name to Favo Realty, Inc. on December 26, 2018, which was then declared effective by the Financial Industry Regulatory Authority (“FINRA”) on January 9, 2019. Previously, the Company was an exploration stage company engaged in the search of mineral deposits that could be developed to a state of a commercially viable producing mine. Currently, the Company is a real estate investment company which intends to invest in a diversified portfolio of quality commercial real estate properties and other real estate investments located throughout the United States and Puerto Rico. The Company intends to have a dual investment strategy. The majority of the portfolio will be invested in what the company considers its Core Holdings. The objective for these core holdings is to own stabilized, fully leased, secure real estate assets that provide durable, predictable cash flow to the Company. A smaller percentage of the portfolio will be invested in what the Company classifies as Value-Add & Opportunistic Real Estate. These investments may include development or redevelopment projects, repositioning of an asset and could include making physical improvements to a property that will allow for higher rents and increased occupancy rates.

On May 30, 2014, the Company received approval a 1-for-10 reverse stock split on its common stock outstanding from FINRA. On January 8, 2019, the Company received approval a 1-for-50 reverse stock split on its common stock outstanding from FINRA, as well as its symbol to “FAVO.”

On October 4, 2018, the eight judicial District Court of Nevada appointed Custodian Ventures, LLC as custodian for Beeston Enterprises Ltd., proper notice having been given to the officers and directors of Beeston Enterprises Ltd. There was no opposition.

On October 12, 2018, the Company filed a certificate of reinstatement with the state of Nevada, and appointed David Lazar as, President, Secretary, Treasurer and Director.

On October 19, 2018, the Company obtained a promissory note in amount of $464,150 from its custodian, Custodian Ventures, LLC, the managing member being David Lazar. The note bears an interest of 3% and matures in 180 days from the date of issuance.

On October 19, 2018, the Company issued 473,350,000 shares of common stock, with par value $0.001 for par value payable in cash and a promissory note issued on that same day for $464,150, to Custodian Ventures, LLC. In addition, David Lazar thereafter, published all of the missing filings with OTC Markets for the Company, so that it became current with Pink Sheets information. There was no party that requested such services. Prior to October 19, 2018, Custodian Ventures, LLC held a de-minimus amount of shares of capital stock in the Company

On October 29, 2018, the Company terminated its registration with the Securities and Exchange Commission.

On December 6, 2018, the Company issued 25,000,000 shares of super-voting shares of Series C Preferred Stock to Custodian Ventures, LLC in exchange for services rendered to, and fees incurred by, the Company.

On December 12, 2018, Custodian Ventures, LLC sold (i) the 25,000,000 shares of Series C Preferred Stock to Vincent Napolitano, (ii) 5,000,000 shares of common stock to Liro Holdings, LLC, and (iii) 468,350,000 shares of common stock to Favo Group, LLC for an aggregate purchase price of $175,000. At this point there was a change of control of the Company and David Lazar resigned as President, Secretary, Treasurer and Director and Vincent Napolitano was appointed as President, Secretary, Treasurer and Director.

Mr. Napolitano is considered, and shall be treated as, a promoter for the Company.

On December 26, 2018, the Company changed its name from Beeston Enterprises Ltd. to Favo Realty, Inc.

On April 6, 2019, the Company acquired all of the assets (the “Assets”) of RLT Atwood International, LTD (“RLT”) for 9,646,586 shares of common stock of the Company, issued to the shareholders of RLT.

The Assets were contributed and rebranded under FAVO Blockchain, Inc, a wholly owned subsidiary of FAVO Realty, Inc. FAVO Blockchain, Inc. is primarily a digital currency mining company who believes that mining has and will be the cornerstone of digital token and decentralized ledger technology. Contrary to investing strictly in the virtual space, mining provides an opportunity of realizing blockchain assets with a more tangible and a traditional approach. Digital currency mining involves earning block rewards and transaction fees. These rewards are given in return for hardware efforts to process transactions through digital ledger exploration systems. Blockchain technology’s growing market capitalization could present significant growth opportunities to industry participants.

FAVO Blockchain, Inc currently does not manage its mining operation. FAVO Blockchain sold its entire inventory of ASIC and associated equipment to Hydro66 Holdings Corp for a nominal amount in return for a hash rate equivalent cloud services contract. This contract is to be delivered from Hydro66 Holdings Corp’s data center in Boden, Sweden.  Hydro66 Holdings Corp will provide a managed hash rate service contract and provide read access pool visibility which will show payouts, rewards history and performance data. At this colocation datacenter they host third party IT infrastructure and provide purpose-built space and cooling, telecoms, IT support services and 24/7 physical security. This data center is an ISO27001 accredited facility. Hydro66 Holdings Corp is quoted on the OTCQB Markets under the symbols HYHDF and also trades in Canada on the CSE under the symbol “SIX”.

Consequently, the Company has ceased to fall under the definition of shell company as define in Rule 12b-2 under the Exchange Act of 1934, as amended (the “Exchange Act”).

On July 2, 2019, the Company formed Favo Blockchain, Inc. (“Blockchain”) and contributed all of the Assets to Blockchain which now operates the blockchain business. On August 5, 2019, Hydo66 Svenska AB (“Hydro66”) purchased the Assets from Blockchain for 1 SEK Hydro66, and Hydro66 will provide a managed hash rate service for FAVO Blockchain, Inc, Hydro66 have installed, powered up and configured the mining equipment. This includes managed switch LAN infrastructure, shelves and airflow containment, and WAN gateway device. The mining infrastructure will be connected to a mining pool under Hydrio66 management and they will provide FAVO Blockchain, Inc read access pool visibility. This visibility will show payouts, rewards history and performance data through a read-only dashboard. The mining pool currently being used is SlushPool.com.

Mr. Napolitano has over 25 years of Wall Street experience, specializing in Capital Markets, Real Estate & Private Equity. Since May of 2016 he served as Executive VP of Finance & Capital Markets for Richmond Honan Development & Acquisitions, L.L.C. where he raised equity & debt to finance the acquisitions of 700,000 SF of medical office buildings (MOB) in multiple states. He has served as Chief Investment Officer for several Special Purpose Vehicles, including Social Network Fund, LLC and Social Media & Technology Fund, LLC, designed to acquire private stock in pre-initial public offerings.

Business Objectives of the Company

Since the custodial proceedings, the Company had no business operations. Management had determined to direct its efforts and limited resources to pursue potential new business opportunities. Such opportunity was presented by the change in control and the new business objective as directed by Mr. Napolitano. Now, the Company is a real estate investment company which intends to invest in a diversified portfolio of quality commercial real estate properties and other real estate investments located throughout the United States and Puerto Rico. The Company intends to have a dual investment strategy. The majority of the portfolio will be invested in what the company considers its Core Holdings. The objective for these core holdings is to own stabilized, fully leased, secure real estate assets that provide durable, predictable cash flow to the Company. A smaller percentage of the portfolio will be invested in what the Company classifies as Value-Add & Opportunistic Real Estate. These investments may include development or redevelopment projects, repositioning of an asset and could include making physical improvements to a property that will allow for higher rents and increased occupancy rates.

Other than as mentioned above, the Company does not intend to limit itself to a particular geographical area and has not established any particular criteria upon which it shall consider an investment opportunity.

The Company intends to engage Favo Group, LLC, a related party, as its external manager of the properties acquired.

Management Agreement: The acquired properties are to be externally managed and advised by the Favo Group, LLC (“Manager”) under a 20-year agreement with extensions. Pursuant to the Management Agreement, our Manager will provide us with management team and appropriate support personnel to implement our business strategy and perform certain services for us, subject to oversight by our Board of Directors. The Manager will be responsible for, among other duties, performing and administering all our day-to-day operations, determining investment criteria in conjunction with our Board of Directors, sourcing, analyzing and executing asset acquisitions, sales and financings, performing asset management duties, performing property management duties, and performing financial and accounting management. The Manager will charge FAVO Blockchain, Inc a management fee of 5%of gross revenue generated in its mining operation with a minimum of $1,000 per month.

FAVO Blockchain is externally managed and advised by the Favo Group, LLC (“Manager”) under a 5-year arm’s-length agreement with extensions. The Manager will charge FAVO Blockchain, Inc a management fee of 5% of gross revenue generated in its mining operation with a minimum of $1,000 per month. The Manager will also be entitled to reimbursement of reasonable expenses incurred by the Manager in connection with services rendered.

We plan to reimburse Manager up to 2% non-accountable of gross offering proceeds from all offerings for organization, offering and marketing expenses. We plan to pay our Manager 1.5% of the total contract purchase price of each property acquired. We plan to reimburse Manager for expenses incurred (including personnel costs) related to selecting, evaluating and making investments on our behalf, regardless of whether we make the related investment. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the applicable employee of Manager and the corresponding payroll and payroll related costs incurred by Manager. In addition, we also will pay third parties, or reimburse Manager or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs, regardless of whether we make the related investment.

We also plan to pay Manager a loan coordination fee equal to 1.5% of any assumed, new or supplemental debt incurred in connection with an acquired property, or of 1.5% of 65% of the purchase price if the asset is not leveraged. In connection with the payment of any loan coordination fee, the amount of that loan coordination fee will be reduced by the aggregate amount of all loan coordination fees and loan origination fees previously paid on the same real estate or real estate-related asset. We will pay to Manager or its permitted assignees the loan coordination fee promptly upon the closing of the financing or refinancing.

We will pay Manager a monthly fee equal to one-twelfth of 1.50% of the total value of our assets (including cash or cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with generally accepted accounting principles, or GAAP (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs) and as adjusted for appropriate closing dates for individual asset acquisitions. This fee will be payable monthly in cash or shares of our common stock, at the option of Manager. This fee will be appropriately pro-rated for any partial month. The Manager may request the management fees be accelerated in advance up to 36 months. If the assets are disposed of prior to 36 months the Manager will return the accelerated fees within 90 days.

If our advisor or an affiliate provides property management and leasing services for our properties, we will pay fees equal to 4.0% of gross revenues from the properties managed. We also will reimburse the property manager and its affiliates for property-level expenses that any of them pay or incur on our behalf, including salaries, bonuses and benefits of persons employed by the property manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of the property manager or its affiliates. Our advisor or an affiliate may subcontract the performance of its property management and leasing services duties to third parties and pay all or a portion of its 4.0% property management fee to the third parties with whom it contracts for these services. If we contract directly with third parties for such services, we will pay them customary market fees and will pay Manager an oversight fee equal to 1.0% of the gross revenues of the property managed. In no event will we pay our advisor or any affiliate both a property management fee and an oversight fee with respect to any property.

We plan to pay Manager a commission with respect to a new lease equal to 50% of the first month’s gross rent plus 4% of the remaining fixed gross rent of the guaranteed lease term. In the event of co-broker participation in a new lease for an real estate asset, the leasing commission determined for a new lease, with respect to such lease, will be 150% of the first month’s gross rent plus 6% of the remaining fixed gross rent of the guaranteed lease term. We will pay a commission to Manager with respect to a negotiated renewal of an existing lease equal to 4% of the fixed gross rent of the guaranteed lease term or, in the event of a co-broker, 6% of the fixed gross rent of the guaranteed lease term. In no event shall the office leasing fees paid to Manager exceed customary market rates. Manager may subcontract the performance of its office leasing duties to third parties or affiliates and pay all or a portion of its office leasing fee to such persons with whom it contracts for these services. Manager will be responsible for all fees payable to third parties or affiliates in connection with subcontracted office leasing duties. The office leasing fee will be payable upon the earlier to occur of rent commencement or tenant’s opening for business.

Furthermore, the Company plans to pay Manager a monthly fee equal to 2% of our monthly gross revenues in connection with the administration of our day-to-day operations and the performance and supervision of the performance of such other administrative functions necessary for our management. In addition to the general and administrative expenses fee, we may reimburse Manager for certain costs and expenses it incurs in connection with the services it provides to us, including, but not limited to, personnel costs. The Company will pay Manager a commission upon the sale of one or more of our properties or other assets in an amount equal to 1% of the sale price of the asset, unless there is a conflict of interest. In such an instance, the fee will be waived

The Company will pay the Manager a disposition fee upon the sale of one or more of the properties or other assets in an amount equal to 1.5% of the total sale price.

The Company plans to pay Manager a construction fee, development fee and landscaping fee at market rates customary and competitive considering the size, type and location of the asset in connection with the construction, development or landscaping of a property.

The Company’s common stock is subject to quotation on the OTC Pink Sheets under the symbol FAVO. There is currently a trading market in the Company’s shares. There can be no assurance that there will be an active trading market for our securities will continue following the effective date of this registration statement under the Exchange Act. In the event that an active trading market continues, there can be no assurance as to the market price of our shares of common stock, whether any trading market will provide liquidity to investors, or whether any trading market will be sustained.

Management of the Company (“Management”) would have substantial flexibility in identifying and selecting a prospective property. The Company is dependent on the judgment of its Management in connection with this process. In evaluating a prospective property, we would consider, among other factors, the following:

●	costs associated with pursuing a property;
●	growth potential;
●	experiences, skills and availability of additional personnel necessary to pursue a potential new business opportunity;
●	necessary capital requirements;
●	the competitive position of the property;

●	stage of development; and

●	the market acceptance of the potential services;

The foregoing criteria are not intended to be exhaustive and there may be other criteria that Management may deem relevant. In connection with an evaluation of a prospective or potential opportunity, Management may be expected to conduct a due diligence review.

The time and costs required to pursue new opportunities, which includes negotiating and documenting relevant agreements and preparing requisite documents for filing pursuant to applicable securities laws, cannot be ascertained with any degree of certainty.

Management intends to devote such time as it deems necessary to carry out the Company’s affairs. The exact length of time required for the pursuit of any new potential opportunities is uncertain. No assurance can be made that we will be successful in our efforts. We cannot project the amount of time that our Management will actually devote to the Company’s plan of operation.

The Company intends to conduct its activities so as to avoid being classified as an “Investment Company” or a “Real Estate Investment Trust” under the Investment Company Act of 1940, and therefore avoid application of the costly and restrictive registration and other provisions of the Investment Company Act of 1940 and the regulations promulgated thereunder.

Very Limited Liquidity of our Common Stock

Our common stock trades on the OTC Pink Sheet Market. There is an active market maker in our common stock. However, there is only limited liquidity in our common stock.

The Company has not identified a target property

The Company’s effort in identifying prospective target properties will only be limited to the United States and Puerto Rico. To date, the Company has not selected any target property. To the extent that we acquire a property characterized by a high level of risk, we may be affected by the currently unascertainable risks.

Sources of target properties

Our Management anticipates that target properties will be brought to our attention from various unaffiliated sources who may present solicited or unsolicited proposals. Our Management may also bring to our attention target properties. While we do not presently anticipate engaging the services of professional firms that specialize in finding available real estate on any formal basis, we may engage these firms in the future, in which event we may pay a finder’s fee or other compensation in connection with an acquisition. In no event, however, will we pay Management any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of an acquisition.

Selection of a target property

Management owns 58.165% of the issued and outstanding shares of common stock and 100% of the issued and outstanding preferred shares of the Company, and will have broad flexibility in identifying and selecting a prospective target. In evaluating a prospective property, our Management will consider, among other factors, the following:

●	financial condition of the property;
●	growth potential;
●	experience and skill of Management and availability of additional personnel;
●	capital requirements;
●	competitive position;
●	degree of current or potential market acceptance of the services;
●	regulatory environment of the industry; and
●	costs associated with owning and/or improving the real estate.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular property will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our Management consistent with our business objective. In evaluating a prospective acquisition, we will conduct a due diligence review which will encompass, among other things, inspection of the property, as well as review of financial and other information which will be made available to us.

We will endeavor to structure an acquisition so as to achieve the most favorable tax treatment to us, our subsidiaries and our stockholders. However, there can be no assurance that the Internal Revenue Service or applicable state tax authorities will necessarily agree with the tax treatment of any acquisition we consummate.

The time and costs required to select and evaluate a target and to structure and complete the acquisition cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target that is not ultimately completed will result in a loss to us.

Possible lack of business diversification

While we may seek to effect acquisitions with more than one target, it is more possible that we will only have the ability to effect a single acquisition, if at all. Accordingly, the prospects for our success may be entirely dependent upon a single property. Unlike other entities which may have the resources to complete several acquisitions, it is probable that we will lack the resources to diversify our holdings or benefit from the possible spreading of risks or offsetting of losses. By consummating a single acquisition, our lack of diversification may:

●	subject us to numerous economic, competitive and regulatory developments, and
●	result in our dependency upon the development or appreciation of a single or limited number of properties.

Our auditors have expressed substantial doubt about our ability to continue as a going concern

Our audited financial statements for the years ended December 31, 2018 and 2017, were prepared using the assumption that we will continue our operations as a going concern. Our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. Our operations are dependent on our ability to raise sufficient capital or complete acquisition as a result of which we become profitable. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. There is not enough cash on hand to fund our administrative expenses and operating expenses for the next twelve months. Therefore, we may be unable to continue operations in the future as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in the Company’s shares of common stock.

Competition

In identifying, evaluating and selecting a target property, we expect to encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting acquisitions, either directly or through affiliates. Many if not virtually most of these competitors possess far greater financial, human and other resources compared to our resources. While we believe that there are numerous potential targets that we may identify, our ability to compete in acquiring certain of the more desirable targets will be limited by our limited financial and human resources. Our inherent competitive limitations are expected by Management to give others an advantage in pursuing the acquisition of a target that we may identify and seek to pursue. Further, any of these limitations may place us at a competitive disadvantage in successfully negotiating an acquisition. Our Management believes, however, that our status as a reporting public entity with potential access to the United States public equity markets may give us a competitive advantage over certain privately-held entities having a similar business objective in acquiring a desirable target with growth potential on favorable terms.

Employees

Vincent Napolitano is our Chief Executive Officer, is one of our officers and directors. Mr. Shaun Quin is President of FAVO Group. LLC, a 47.68% shareholder of the Company, is also an officer and director of the Company. They are not obligated to devote any specific number of hours per week and, in fact, intends to devote only as much time as they deem reasonably necessary to administer the Company’s affairs until such time as an additional acquisition is consummated. The amount of time they will devote in any time period will vary based on the availability of suitable new target to investigate.

Vincent Napolitano, 47, also serves as our Chairman of the Board of Directors. Shaun Quin, 37, also serves on our Board of Directors. We do not intend to have any full-time employees prior to the consummation of an additional acquisition.

Conflicts of Interest

The Company’s Management is not required to commit its full time to the Company’s affairs. As a result, pursuing new business opportunities may require a longer period of time than if Management would devote full time to the Company’s affairs. Management is not precluded from serving as an officer or director of any other entity that is engaged in business activities similar to those of the Company. Management has not identified and is not currently negotiating a new business opportunity for us. In the future, Management may become associated or affiliated with entities engaged in business activities similar to those we intend to conduct. In such event, Management may have conflicts of interest in determining to which entity a particular opportunity should be presented. In the event that the Company’s Management has multiple business affiliations, our Management may have legal obligations to present certain business opportunities to multiple entities. In the event that a conflict of interest shall arise, Management will consider factors such as reporting status, availability of audited financial statements, current capitalization and the laws of jurisdictions. If several opportunities approach Management with respect to an acquisition, Management will consider the foregoing factors as well as the preferences of the Management of the operating company. However, Management will act in what it believes will be in the best interests of the shareholders of the Company.

Description of FAVO Blockchain, Inc.

The Assets were contributed and rebranded under FAVO Blockchain, Inc, a wholly owned subsidiary of FAVO Realty, Inc. FAVO Blockchain, Inc., a wholly owned subsidiary of FAVO Realty, Inc. formed on July 2, 2019, contracted with Hydro66 Holdings Corp. to provide managed hashrate service and read access pool visibility which will show payouts, rewards history and performance data. The mining infrastructure will be connected to a mining pool under Hydrio66 management and they will provide FAVO Blockchain, Inc read access pool visibility. This visibility will show payouts, rewards history and performance data through a read-only dashboard. The mining pool currently being utilized is SlushPool.com. Slush Pool, launched in 2010 by the name Bitcoin Pooled Mining Server and is the oldest known mining pool. Since 2010, Slush Pool has mined over 15,000 blocks and currently has over 8,000 users with approximately 6% of the network hash rate market. They use a two-factor authentication, wallet address that is considered one of the most secure in the world today.

This contract will be fulfilled at its data center in Boden, Sweden. FAVO Blockchain, Inc. is primarily a digital currency mining company who believes that mining has and will be the cornerstone of digital token and decentralized ledger technology. Contrary to investing strictly in the virtual space, mining provides an opportunity of realizing blockchain assets with a more tangible and a traditional approach. Digital currency mining involves earning block rewards and transaction fees. These rewards are given in return for hardware efforts to process transactions through digital ledger exploration systems. Blockchain technology’s growing market capitalization could present significant growth opportunities to industry participants. At this colocation data center they host third party IT infrastructure and. provide purpose-built space and cooling, telecoms, IT support services and 24/7 physical security. This data center is an ISO27001 accredited facility.

Introduction to Blockchain and Cryptocurrency

Distributed blockchain technology was first conceived in 2008 as the database technology that is the backbone of Bitcoin, the world’s first cryptocurrency, and other cryptocurrencies.  Cryptocurrencies presently have many forms. The Company believes that the decentralization of information presents opportunity for increases in security and functionality to users and may offer a significant impact in many areas of business, finance, information management and governance.

Blockchain database technologies are capable of serving as the database for a decentralized digital currency and blockchain technology is also seeking widespread acceptance for the backbone of an emerging digital world in which fewer counterparties create friction when transacting. This aims to deliver greater efficiency semi-automated transactions, either alone or coupled with transactions paid for in units of cryptocurrency.

A “cryptocurrency” is a form of encrypted and decentralized digital currency, transferred directly between peers across the internet, with transactions being settled, confirmed and recorded in a distributed public ledger, initiated by a process known as “mining”. These units of cryptocurrency exist only as data on a network, and are not generally controlled by any single centralized institution, authority, or government. No single entity owns or operates the network. The infrastructure is collectively maintained by a decentralized user base. Whereas most of the world’s money currently is capable of being managed by central authorities such as banks, units of a cryptocurrency exist as electronic records in a decentralized, safe transaction database called a blockchain. The ledger is publicly available to anyone and secured using public key encryption.

As the network is decentralized, it does not rely on either governmental authorities or financial institutions to create, transmit or determine the value of the currency units. Rather, the value is determined by market factors, supply of and demand for the units.  The prices being set in transfers by mutual agreement or barter among transacting parties as well as the number of merchants that may accept cryptocurrency. Since transfers do not require involvement of intermediaries or third parties, there are currently little or no transaction costs in direct peer-to-peer transactions. Units of cryptocurrency can be converted to fiat currencies, such as the US dollar, at rates determined on various exchanges.

Bitcoin

Cryptocurrencies first surfaced in 2009 with the debut of Bitcoin as the world’s first decentralized cryptocurrency. The initial exchange rate (recorded on October 5, 2009) for Bitcoin was 1 BTC = $0.000764. Due to its first mover advantage, Bitcoin has remained the number one cryptocurrency in terms of market capitalization ($149.2 billion as of September 30, 2019). As of September 30, 2019, the trading price of one Bitcoin was $8,302,00 and the total Bitcoins in circulation were 17,966,000.

ITEM 1A. RISK FACTORS

Forward-Looking Statements

This registration statement on Form 10 contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, the market in which we operate, our beliefs and our Management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf. Words such as “expects”, “anticipates”, “targets”, “goals”, “projects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict or assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements.

Any investment in our shares of common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this annual report before you decide to invest in our common stock. Each of the following risks may materially and adversely affect our business objective, plan of operation and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you invested in our common stock. We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business plan. In addition to other information included in this annual report, the following factors should be considered in evaluating the Company’s business and future prospects.

Risks Related to Our Business

The Company has a limited operating history and very limited resources.

Since being acquired through custodial proceedings, the Company’s operations have been limited to seeking a potential acquisition, and the related change of control, and has had no revenues from operations. Investors will have no basis upon which to evaluate the Company’s ability to achieve the Company’s business objective, which is to invest in a diversified portfolio of quality commercial real estate properties and other real estate investments located throughout the United States and Puerto Rico. The Company intends to have a dual investment strategy. The majority of the portfolio will be invested in what the company considers its Core Holdings. The objective for these core holdings is to own stabilized, fully leased, secure real estate assets that provide durable, predictable cash flow to the Company. A smaller percentage of the portfolio will be invested in what the Company classifies as Value-Add & Opportunistic Real Estate. These investments may include development or redevelopment projects, repositioning of an asset and could include making physical improvements to a property that will allow for higher rents and increased occupancy rates. The Company will not generate any revenues until, at the earliest, after the consummation of an acquisition.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

As of December 31, 2018, we had zero cash and cash equivalents and an accumulated deficit of $nil. Our audited financial statements for the years ended December 31, 2018 and December 31, 2018, were prepared using the assumption that we will continue our operations as a going concern. Our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. Our operations are dependent on our ability to raise sufficient capital or complete acquisition as a result of which we become profitable. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty.

There is not enough cash on hand to fund our administrative expenses and operating expenses for the next twelve months. Therefore, we may be unable to continue operations in the future as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in the Company’s shares of common stock.

Since the Company has not yet selected a particular property to acquire, the Company is unable to ascertain the merits or risks associated with any particular property.

Since the Company has not yet identified a prospective target, there is no basis for investors to evaluate the possible merits or risks of the target(s) which the Company may ultimately acquire. Although the Company’s Management intends to evaluate the risks inherent in a particular acquisition, the Company cannot assure you that it will properly ascertain or assess all of the significant risk factors. There can be no assurance that any prospective acquisition will benefit shareholders or prove to be more favorable to shareholders than any other investment that may be made by shareholders and investors.

Unspecified and unascertainable risks.

There is no basis for shareholders to evaluate the possible merits or risks of potential acquisitions. Although Management will endeavor to evaluate the risks inherent in a particular property, there can be no assurance that Management will properly ascertain or assess all such risks that the Company perceived at the time of the consummation of an acquisition.

Dependence on key personnel.

The Company is dependent upon the continued services of Management. To the extent that his services become unavailable, the Company will be required to obtain other qualified personnel and there can be no assurance that it will be able to recruit qualified persons upon acceptable terms.

The Company’s officers and directors may allocate their time to other businesses activities, thereby causing conflicts of interest as to how much time to devote to the Company’s affairs and prioritize the availability of an acquisition with the Company. This could have a negative impact on the Company’s ability to consummate an acquisition in a timely manner, if at all.

The Company’s officers and directors are not required to commit his full time to the Company’s affairs, which may result in a conflict of interest in allocating their time between the Company’s business and other businesses. The Company does not intend to have any full-time employees prior to the consummation of an additional acquisition. Management of the Company is engaged in other business endeavors and is not obligated to contribute any specific number of their hours per week to the Company’s affairs.

If Management’s other business affairs require them to devote more time to such affairs, it could limit their ability to devote time to the Company’s affairs or present the Company as a viable opportunity and could have a negative impact on the Company’s ability to consummate an acquisition. Furthermore, we do not have an employment agreement with Mr. Napolitano or Mr. Quin.

We rely on our senior management and will be harmed if any or all of them leave.

Our success is dependent on the efforts, experience and relationships of the Favo Group, LLC (the “Manager”) and its Managing Members, Vincent Napolitano and Shaun Quin. Should they become unable to continue in their respective roles, the Company’s business would be adversely affected as to its business prospects and earnings potential. As a result, the success of the Company, for the foreseeable future, depends solely on the abilities of the Manager. We do not currently carry any insurance to compensate for any such loss. The Company and/or the Manager will consider purchasing key man insurance on the Manager and possibly other key employees but there are no assurances that the Company and/or the Manager will obtain this insurance.

Conflicts of Interest May Arise.

As Vincent Napolitano is the Chief Executive Officer of the Company and the Managing Member of the Manager, conflicts of interest may arise when negotiating the terms of engagement of the Manager or in the purchase of real estate. While Mr. Napolitano will act with the best interest of the shareholders of the Company in mind, there is no assurance that such terms will be mutually beneficial. Furthermore, Shaun Quin is the President of the Company and the Manager. Therefore, conflicts of interest may arise when negotiating the terms of engagement of the Manager or in the purchase of real estate. While Mr. Quin will act with the best interest of the shareholders of the Company in mind, there is no assurance that such terms will be mutually beneficial.

General Execution.

The Company’s success depends on the Managers ability to implement its investment strategy. Any factor that would make it more difficult for the Manager to execute timely transactions may be detrimental to the Company’s strategy. No assurance can be given that the investment strategies to be used by the Company and/or the Manager will be successful under all or any market conditions.

Delays in or Failure to Close.

Generally, any delay purchasing an asset or assets or failure to close on such assets may cause a delay in or failure to operate. Such failure or delay may be caused by (but is not limited to), for example, the following events: force majeure, acts of terrorism, municipality moratoriums and/or delays in approvals, labor or material shortages, or acts of war or conflict.

Lack of Diversification & Risk Management.

Although the Manager will attempt to structure the Company’s portfolio so that investments (both individually and in the aggregate) have desirable risk/reward characteristics for the Company and are completed at an arm’s length basis, the Company may have a non-diversified portfolio as a result of large amounts of Company’s capital invested in assets of the same general type and character. Risk management is a fundamental principle in the development of the Company’s portfolio of assets and in the management of each investment. Diversification of the Company’s portfolio by investment size and location is critical in our attempt to manage portfolio-level risk. Such lack of diversification substantially increases market risks and the risk of loss associated with an investment in the Company.

Funding Risk.

Certain of the Company’s investment assets may, from time to time, require additional funding in relation to closing on or development of their underlying assets. As such, such entity may not have commitments for funding from any other source that will be sufficient to complete any such development of the property. If such entity is unable to locate such additional commitments for other sources of funding, the Fund may be unable to infuse additional loans into the entity and that could adversely affect such entity’s ability to operate, which would significantly harm the Company’s revenues and financial condition.

Borrowing Policy.

The Company may use leverage. Our target leverage level on the entire portfolio is approximately 50% to 70%. Note, however that in the early stages of the Company, the Manager may deem it necessary to utilize leverage to a greater degree in order to acquire a greater number of properties with the cash available in order to achieve greater diversification sooner. The Company expects to reduce that level of leverage over time by using funds from future offerings of the Company’s shares to either pay down the borrowings or acquire additional properties for cash. There is no guarantee that the Company will be able to pay down these borrowings in the future and will be subject to any and all risks associated with over leverage. There is no limitation on the amount the Company borrows against any single property or against the portfolio or properties as a whole.

General Risks of the Real Estate Industry.

The ownership of real estate includes many risks including: declines in the value of real estate, general and local economic conditions, unavailability of mortgage funds, overbuilding, extended vacancies of properties, increased competition, increases in property taxes and operating expenses, changes in zoning laws, losses due to costs of cleaning up environmental problems, liability to third parties for damages resulting from environmental problems, casualty or condemnation losses, limitations on rents, changes in neighborhood values and the appeal of properties to tenants, changes in interest rates. An economic downturn could have a material adverse effect on the real estate markets, which in turn could result in the Company not achieving its investment objectives. Real property investments are subject to varying degrees of risk. The yields available from investments in real estate depend on the amount of income and capital appreciation generated by the related properties. Income and real estate values may also be adversely affected by such factors as applicable laws (e.g., the ADA and tax laws), interest rate levels and the availability of financing. If the properties do not generate sufficient income to meet operating expenses, including, where applicable, debt service, ground lease payments, tenant improvements, third-party leasing commissions and other capital expenditures, the income and ability of the Company to make payments of any interest and principal on its indebtedness, if any, and its ability to make distributions, will be adversely affected. In addition, real property may be subject to defaults by tenants.

The performance of the economy in the region in which the commercial properties being acquired by the entities in which the Company has its investments are located affects occupancy, market rental rates and expenses and, consequently, has an impact on the underlying value of such properties. The financial results of major local employers also may have an impact on the cash flow and value of certain properties.

Company will have risks associated with land improvements and/ or construction.

The cost of certain improvements and/or construction on properties acquired by the Company and the time it takes to do so may be affected by factors beyond the control of the Company, including, but not limited to, worker strikes and other labor difficulties resulting in the interruption or slow-down of improvements or construction; energy shortages; material and labor shortages; inflation; adverse weather conditions; subcontractor defaults and delays; changes in federal, state or local laws, ordinances or regulations; acts of God (which may result in uninsured losses); terrorist attacks; acts of war; and other unknown contingencies. The Company may be required to engage substitute or additional contractors to complete any improvements or construction on properties in the event of delays or cost overruns. If cost overruns resulting from delays or other causes are experienced in any construction, the Company may have to seek additional debt financing. Further, delays in the completion of any improvements or construction could adversely affect the ability of the Company to meet the debt service obligations burdening the properties. Payment of cost overruns could impair the operational profitability of properties owned by the Company. The inability to complete any improvements or construction on terms economically feasible to the Company may result in the sale of the property at a loss and a dissolution of the Company. Such dissolution may result in the Company not having the ability to repay its debt obligations. One or more of such occurrences may have an adverse effect on the Company.

Company will make purchases with limited representations and warranties.

Properties will likely often be acquired by the Company with limited representations and warranties from the seller regarding condition, the presence of hazardous substances, the status of governmental approvals and entitlements and other significant matters affecting the use, ownership and enjoyment of the property. As a result, if defects or other matters adversely affecting the property are discovered, the acquiring Company may not be able to pursue a claim for damages against the seller. The extent of damages that the Company may incur as a result of such matters cannot be predicted, but potentially could significantly adversely affect the value of the property and/or the collateral pledged by the Company. Such factors may have an adverse effect on the Company.

Properties purchased by the Company may contain toxic and hazardous materials; Company will likely have no environmental indemnity.

Federal, state and local laws impose liability on a landowner for releases or the otherwise improper presence on the premises of hazardous substances. This liability is without regard to fault for, or knowledge of, the presence of such substances. A landowner may be held liable for hazardous materials brought onto the property before it acquired title and for hazardous materials that are not discovered until after it sells the property. Similar liability may occur under applicable state law. Often times the seller of a property will make only limited representations as to the absence of hazardous substances. If any hazardous materials are found within the property in violation of law at any time, the Company may become jointly and severally liable for all cleanup costs, fines, penalties and other costs. This potential liability will continue after the Company sells the property and may apply to hazardous materials present before the Company acquired the property. If losses arise from hazardous substance contamination which cannot be recovered from a responsible party, the financial viability of the Company may be substantially affected which would in turn seriously compromise the Company’s. In extreme cases, a given property may be rendered worthless, or worse, where the Company becomes obligated to pay cleanup costs, in excess of the value of the property. For shareholders, hazardous substance contamination of properties acquired by Company could adversely affect the Company. In extreme cases, the entire investment would need to be written off as a total loss.

Company may have environmental liability.

Rarely will the Company be required to complete a Phase I Environmental Site Assessment of a given property. While the Company itself may at times require the seller of a given property to conduct such an assessment, any environmental hazards increase the risk of environmental liability with respect to the Company’s acquisition of a property which could in turn adversely affect the Company.

Company face uncertain improvement and development costs and projections.

Any financial projections or calculations respecting a given property will not be subjected to independent review nor will the it require an independent assessment of such projections prior to the Company’s acquisition of a given property. Consequently, the actual improvement or development costs of a property may be materially different from those originally anticipated. A property may also require repairs, improvements, and other capital expenditures that are unknown to the Company. Such additional costs and expenses may have a significant impact on the value of a property and may result in the Company’s inability to satisfy its loans or obligations. One or more of such occurrences may have an adverse effect on the Company.

We may be subject to uninsured losses.

The Company will attempt to maintain adequate insurance coverage against liability for personal injury and property damage for the properties acquired by such Company. However, there can be no assurance that insurance will be sufficient to fully cover such liabilities. Furthermore, insurance against certain risks, such as earthquakes, floods, terrorism, etc., may be unavailable or available only at unacceptable costs or in amounts that are less than the full market value or replacement cost of such properties. In addition, there can be no assurance that particular risks which are currently insurable will continue to be insurable on an economical basis or that current levels of coverage will continue to be available. If a loss occurs in connection with a property that is partially or completely uninsured, the Company holding the property may not be able to complete its intended objectives and may be unable to liquidate the property in an amount satisfactory to satisfy any loans or obligations burdening the property or the Company’s other assets, if any. One or more such occurrences may have an adverse effect on the Company.

Our collateral may be threatened by environmental and regulatory proceedings.

The value of a property acquired by the Company may be adversely affected by legislative, regulatory, administrative and enforcement actions at the local, state and national levels in the areas, among others, of environmental controls. In addition to possible increasingly restrictive zoning regulations and related land use controls, such restrictions may relate to air and water quality standards, noise pollution and indirect environmental impacts such as increased motor vehicle activity. Any one of these factors could diminish the Company’s estimated equity in the property. If such the Company is unable to rectify adversary proceedings in this context, the risk of default would be heightened and could have an adverse effect on the Company.

Company face risks of zoning / eminent domain.

Real property and the planned development thereof is subject to zoning changes by municipal and/or county authorities. A change in a property’s expected final zoning designation may materially impact the Company’s ability to achieve its objectives and satisfy its loan obligations. Also, all real property is further subject to the government’s power of eminent domain. The “taking” or condemnation of a given property by city, county, state, or federal government authorities, and the value of the property derived through such proceedings, could eliminate the anticipated income or profits of the Company and may result in a full or partial default on any mortgages, loans or obligations of the Company. One or more such occurrences may have an adverse effect on the Company.

Company may face risks of investing in rental property.

On occasion, the Company may purchase an existing residential or commercial rental property. The rental of units in residential apartment buildings or leasing space in commercial buildings is a highly competitive business. Residential real estate is subject to adverse housing pattern changes and uses, increased real estate taxes, vandalism (with attendant security costs), vacancies, rent contracts, and rising operating costs. Problems can result from improper management and the inability of tenants to pay rents. Commercial properties are subject to the same risks. Should the Company retain and operate such a property, the Company would be competing with other properties to attract new tenants and subsequently may decrease rental or lease rates. Moreover, the Company’s decision to retain and operate such a property could be adversely affected by periodic overbuilding of competitive properties in its real estate market, which could affect the ultimate value of the property in the event it is sold in the future. The Company’s success in this case, therefore, would depend in part upon the ability of the Company to retain a property manager with skills adequate enough (i) to attract quality tenants to achieve significant occupancy levels of favorable rental rates, and (ii) to provide an attractive and comfortable living environment for the tenants. The ability of the Company and its property manager to attract tenants as well as to increase rental rates once tenants are attracted, will depend on factors beyond the control of the Company, including the size and quality of competing properties, general and local economic conditions, competing rental rates, the success and viability of the prospective tenants and renewals of existing leases. The inability to maintain a high occupancy rate and favorable rental rates would adversely affect the income of the Company and value of the property. Although the Company will be required to obtain insurance to cover casualty losses and general liability, ordinarily no other insurance will likely be available to cover losses from ongoing operations. The occurrence of a casualty resulting in damage to such a property could decrease or interrupt the payment of tenant rentals (See “Uninsured Losses”). Typical tenant leases allow tenants to terminate their leases if the leased premises they occupy are partially or completely damaged or destroyed by fire or other casualty unless such premises are restored to the extent of insurance proceeds received by the property owner. Such leases typically also permit the tenants to partially or completely abate rental payments during the time needed to rebuild or restore such damaged premises. Such leases also typically contain provisions which, under certain circumstances, permit tenants to assign their leases or sublet the premises they occupy. Tenants generally would be able to assign or sublet leased premises with the prior written consent of the property owner, which may not be unreasonably withheld. In the event of an adverse effect on the income of such a property, the Company may find it necessary to obtain additional funds through additional borrowings, if available, subject to the limitations on borrowing set forth herein. If additional funds are not available from any source, the Company would be forced to either dispose of all or a portion of the property on unfavorable terms. Considering all of the above factors, this could have an adverse impact on the Company.

Risks associated with the Company may adversely affect the value of debt instruments issued in connection with an Investment Loan.

Because any notes, deeds of trust, etc., issued by the Company will be linked to the overall financial health and stability of such Company in addition to assets designated as collateral to secure an Investment Loan (real property, equity in the Company, etc.), any adverse event affecting such stability may adversely affect their ability to repay indebtedness. This in turn may have a material adverse impact on the Company.

We may not be able to obtain adequate proof of title insurance.

Because private money is typically used to purchase assets at auctions, the purchaser may be unable to secure adequate title insurance. Thus, we may become subject to the risks associated with clouded title. This in turn may have a material adverse impact on the Company.

Government Regulation of Real Estate Business.

The real estate business is subject to extensive building and zoning regulations by various federal, state and municipal authorities, which affect land acquisition, development and construction activities, and certain dealings with customers, as well as consumer credit and consumer protection statutes and regulations. Real estate operators are required to obtain approval from various governmental authorities for its development activities, and new laws or regulations could be adopted, enforced or interpreted in a manner that could delay a related entity’s ability to close on a property, which could, in turn, adversely affect the investments of the Company. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining all necessary zoning, environmental, land-use, development, building, occupancy and other required governmental permits and authorizations. There is no assurance that regulations affecting the real estate industry, including environmental regulations, will not change in a manner which could have a material adverse effect on the Company’s investments.

Limitations on the Manager’s Liability and Indemnification.

To the fullest extent permitted by law, the Company, in its sole discretion, shall indemnify and hold harmless the Manager and its affiliates and the legal representatives of any of them (an “Indemnified Party”), from and against any loss, liability, damage, cost or expense suffered or sustained by an Indemnified Party by reason of (i) any acts, omissions or alleged acts or omissions arising out of or in connection with the Company, or any investment made or held by the Company (including, without limitation, any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim), provided that such acts, omissions or alleged acts or omission upon which such actual or threatened action, proceeding or claim are based are not found by a court of competent jurisdiction upon entry of a final non- appealable judgment to have been made in bad faith or to constitute fraud, willful misconduct or gross negligence by such Indemnified Party, or (ii) any acts or omissions, or alleged acts or omissions, of any broker or agent of any Indemnified Party, provided that such broker or agent was selected, engaged or retained by the Indemnified Party in accordance with reasonable care.

The Company has limited resources and there is significant competition for acquisitions. Therefore, the Company may not be able to enter into or consummate an attractive acquisition.

The Company expects to encounter intense competition from other entities having a business objective similar to the Company’s. Many of these entities are well established and have extensive experience in identifying and effecting acquisitions directly or through affiliates. Many of these competitors possess greater technical, human and other resources than the Company does and the Company’s financial resources are limited when contrasted with those of many of these competitors. While the Company believes that there are numerous potential targets that it could acquire, the Company’s ability to compete in acquiring certain sizable targets will be limited by the Company’s limited financial resources and the fact that the Company may use its common stock to acquire an operating business. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses.

The Company may be unable to obtain additional financing, if required, to complete an acquisition or to sustain the target(s), which could compel the Company to restructure a potential business transaction or abandon a particular acquisition.

We may be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. If additional financing proves to be unavailable, we would be compelled to restructure the transaction or abandon that particular acquisition and seek an alternative target(s). In addition, if we consummate an acquisition, we may require additional financing to sustain the target. The failure to secure additional financing could have a material adverse effect on the Company.

Financing requirements to fund operations associated with reporting obligations under the Exchange Act.

The Company has no revenues and is dependent upon the willingness of the Company’s Management to fund the costs associated with the reporting obligations under the Exchange Act, other administrative costs associated with the Company’s corporate existence and expenses related to the Company’s business objective. The Company is not likely to generate any revenues until the consummation of an acquisition, at the earliest. The Company believes that it will have available sufficient financial resources available from its Management to continue to pay accounting and other professional fees and other miscellaneous expenses that may be required until the Company commences business operations following an acquisition.

We are dependent upon interim funding provided by Management or an affiliated party to pay professional fees and expenses. Our Management has provided funding, without formal agreement, as has been required to pay for accounting fees and other administrative expenses of the Company.

The Company does not currently engage in any business activities that provide cash flow. The costs of investigating and analyzing potential acquisition candidates and preparing and filing Exchange Act reports for what may be an unlimited period of time will be paid by our sole officer and director, or an affiliated party notwithstanding the fact that there is no written agreement to pay such costs. Mr. Napolitano and/or an affiliated party have informally agreed to pay the Company’s expenses in the form of advances that are unsecured, non-interest bearing. The Company intends to repay these advances when it has the cash resources to do so.

Based on Mr. Napolitano’s resource commitment to fund our operations, we believe that we will be able to continue as a going concern until such time as we conclude an acquisition. During the next 12 months we anticipate incurring costs related to:

●	filing of Exchange Act reports.
●	franchise fees, registered agent fees, legal fees and accounting fees, and
●	investigating, analyzing and consummating an acquisition or acquisition(s).

We estimate that these costs will range from five to six thousand dollars per year, and that we will be able to meet these costs as necessary through loans/advances from Management or affiliated parties until we enter into an acquisition.

The Company’s sole officer and director has a 99% voting interest in the Company and thus is in a position to influence certain actions requiring stockholder vote.

Management has no present intention to call for an annual meeting of stockholders to elect new directors prior to the consummation of an acquisition. As a result, our current director will continue in office at least until the consummation of the acquisition. If there is an annual meeting of stockholders for any reason, the Company’s Management has broad discretion regarding proposals submitted to a vote by shareholders as a consequence of Management’s significant equity interest. Accordingly, the Company’s Management will continue to exert substantial control at least until the consummation of an acquisition.

Broad discretion of Management

Any person who invests in the Company’s common stock will do so without an opportunity to evaluate the specific merits or risks of any prospective acquisition. As a result, investors will be entirely dependent on the broad discretion and judgment of Management in connection with the selection of a prospective acquisition. There can be no assurance that determinations made by the Company’s Management will permit us to achieve the Company’s business objectives.

Reporting requirements may delay or preclude an acquisition

Pursuant to the requirements of Section 13 of the Exchange Act, the Company is required to provide certain information about significant acquisitions and other material events. The Company will continue to be required to file quarterly reports on Form 10-Q and annual reports on Form 10-K, which annual report must contain the Company’s audited financial statements. As a reporting company under the Exchange Act, following any acquisition, we will be required to file a report on Form 8-K.

If the Company is deemed to be an investment company, the Company may be required to institute burdensome compliance requirements and the Company’s activities may be restricted, which may make it difficult for the Company to enter into an acquisition.

●	restrictions on the nature of the Company’s investments; and
●	restrictions on the issuance of securities, which may make it difficult for us to complete an acquisition.

In addition, we may have imposed upon us burdensome requirements, including:

●	registration as an investment company;
●	adoption of a specific form of corporate structure; and
●	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

The Company does not believe that its anticipated principal activities will subject it to the Investment Company Act of 1940.

The Company has no “Independent Director”, so actions taken and expenses incurred by our officer and director on behalf of the Company will generally not be subject to “Independent Review”.

Although no compensation will be paid to our director for services rendered prior to or in connection with an acquisition, he may receive reimbursement for out-of-pocket expenses incurred by him in connection with activities on the Company’s behalf such as identifying potential targets and performing due diligence on suitable acquisitions. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of director, which consist of two directors who may seek reimbursement. If our directors will not be deemed “independent,” they will generally not have the benefit of independent director examining the propriety of expenses incurred on our behalf and subject to reimbursement. Although the Company believes that all actions taken by our directors on the Company’s behalf will be in the Company’s best interests, the Company cannot assure the investor that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in the Company’s best interests, it could have a material adverse effect on our business and plan of operation and the price of our stock held by the public stockholders.

General Economic Risks.

The Company’s current and future business objectives and plan of operation are likely dependent, in large part, on the state of the general economy. Adverse changes in economic conditions may adversely affect the Company’s business objective and plan of operation. These conditions and other factors beyond the Company’s control include also, but are not limited to regulatory changes.

Risks Related to Our Blockchain and Cryptocurrency Business

Dependent on 3rd party to operate entire bitcoin mining operation.

The hashrate service contract will be performed by Hydro66 Holdings Corp. and at their colocation data center in Boden, Sweden. Therefore, our blockchain and cryptocurrency business is entirely dependent on their adherence to our contact and their performance thereunder.

Mining and Competition

Mining operations are costly, and we expect expenses may increase in the future.  This expense increase may not be offset by a corresponding increase in revenue.  Our expenses may be greater than we anticipate, and our investments to make our business more efficient may not succeed and may outpace monetization efforts.  Increases in our costs without a corresponding increase in our revenue would increase our losses and could seriously harm our business and financial performance.

We may not be able to compete successfully against present or future competitors.  We do not have the resources to compete with larger providers of similar services at this time.  The digital currency industry has attracted various high-profile and well-established operators, some of which have substantially greater liquidity and financial resources than we do.  With the limited resources we have available, we may experience great difficulties in expanding and improving our network of computers to remain competitive and with creating a U.S. based digital currency exchange.  Competition from existing and future competitors with greater resources, experience and reputations may result in our failure to maintain or expand our business, as we may never be able to successfully execute our business plan. If we are unable to expand and remain competitive, our business could be negatively affected which would have an adverse effect on the trading price of our securities, which would harm investors in our Company.

General Cryptocurrency Risks

Cryptocurrency exchanges and other trading venues are relatively new and, in most cases, largely unregulated and therefore may be subject to fraud and failures. When cryptocurrency exchanges or other trading venues are involved in fraud or experience security failures or other operational issues, such events could result in a reduction in cryptocurrency prices or confidence and impact the success of the Company and have a material adverse effect on the Company to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company.

Regulatory Risk

Regulatory changes or actions may alter the nature of an investment in the Company or restrict the use of cryptocurrencies in a manner that adversely affects the Company’s business, prospects or operations. As cryptocurrencies have grown governments around the world have reacted differently to cryptocurrencies, with certain governments deeming them illegal while others have allowed their use and trade. On-going and future regulatory actions may impact the ability of the Company to continue to operate and such actions could affect the ability of the Company to continue to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company.

Governments may in the future curtail or outlaw the acquisition, use or redemption of cryptocurrencies. Ownership of, holding or trading in cryptocurrencies may then be considered illegal and subject to sanction. Governments may also take regulatory action that may increase the cost and/or subject cryptocurrency companies to additional regulation. Governments may in the future take regulatory actions that prohibit or severely restrict the right to acquire, own, hold, sell, use or trade cryptocurrencies or to exchange cryptocurrencies for fiat currency. Similar actions by governments or regulatory bodies (such as an exchange on which the Company’s securities are listed, quoted or traded) could result in restriction of the acquisition, ownership, holding, selling, use or trading in the Company’s securities. Such a restriction could result in the Company liquidating its inventory at unfavorable prices and may adversely affect the Company’s shareholders and have a material adverse effect on the Company to continue to pursue this segment at all, raise new capital or maintain a securities listing with an exchange (such as the Company’s current listing with OTC Markets which would have a material adverse effect on the business, prospects or operations of the Company and harm investors in the Company’s securities.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that provide cryptocurrency-related services or that accept cryptocurrencies as payment, including financial institutions of investors in the Company’s securities. The difficulty that many businesses that provide bitcoin and/or other cryptocurrency-related services have and may continue to have in finding banks and financial institutions willing to provide them services may be decreasing the usefulness of cryptocurrencies as a payment system and harming public perception of cryptocurrencies and could decrease its usefulness and harm its public perception in the future. Similarly, the usefulness of cryptocurrencies as a payment system and the public perception of cryptocurrencies could be damaged if banks or financial institutions were to close the accounts of businesses providing bitcoin and/or other cryptocurrency-related services. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and commodities exchanges, the over the counter market and the Depository Trust Company, which, if any of such entities adopts or implements similar policies, rules or regulations, could result in the inability of our investors to open or maintain stock or commodities accounts, including the ability to deposit, maintain or trade the Company’s securities. Such factors would have a material adverse effect the ability of the Company to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company and harm investors.

It may be illegal now, or in the future, to acquire, own, hold, sell or use bitcoins, Ethereum, or other cryptocurrencies, participate in the blockchain or utilize similar digital assets in one or more countries, the ruling of which would adversely affect the Company. Although currently bitcoins and other cryptocurrencies, the blockchain and digital assets generally are not regulated or are lightly regulated in most countries, including the United States, one or more countries such as China and Russia may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these digital assets or to exchange for fiat currency. Such restrictions may adversely affect the Company. Such circumstances would have a material adverse effect on the ability of the Company to continue to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company and potentially the value of any cryptocurrencies the Company holds or expects to acquire for its own account and harm investors.

If regulatory changes or interpretations require the regulation of bitcoins or other digital assets under the securities laws of the United States or elsewhere, including the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940 or similar laws of  other jurisdictions and interpretations by the SEC, CFTC, IRS, Department of Treasury or other agencies or authorities, the Company may be required to register and comply with such regulations, including at a state or local level. To the extent that the Company decides to continue operations, the required registrations and regulatory compliance steps may result in extraordinary expense or burdens to the Company. The Company may also decide to cease certain operations. Any disruption of the Company’s operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to the Company and would have a material adverse effect on the ability of the Company to continue to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company and potentially the value of any cryptocurrencies the Company holds or expects to acquire for its own account and harm investors.

As an alternative to gold or fiat currencies that are backed by central governments, cryptocurrencies, which are relatively new, are subject to supply and demand forces. The value of cryptocurrencies may be subject to pricing risk and have historically been subject to wide swings in value. Cryptocurrency market prices are determined primarily using data from various exchanges, over-the-counter markets, and derivative platforms. Furthermore, such prices may be subject to factors such as those that impact commodities, more so than business activities, which could be subjected to additional influence from fraudulent or illegitimate actors, real or perceived scarcity, and political, economic, regulatory or other conditions. Pricing may be the result of, and may continue to result in, speculation regarding future appreciation in the value of cryptocurrencies, or the Company or its share price, inflating and making their market prices more volatile or creating “bubble” type risks.

The effect of any future regulatory change on the Company or any cryptocurrency that the Company may mine or hold is impossible to predict, and such change could have a material adverse effect on the ability of the Company to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company.

If federal or state legislatures or agencies initiate or release tax determinations that change the classification of bitcoins or other Digital Assets as property for tax purposes (in the context of when such Digital Assets are held as an investment), such determination could have a negative tax consequence on our Company or our shareholders.

Current IRS guidance indicates that Digital Assets such as bitcoins should be treated and taxed as property, and that transactions involving the payment of bitcoins for goods and services should be treated as barter transactions. While this treatment creates a potential tax reporting requirement for any circumstance where the ownership of a bitcoin passes from one person to another, usually by means of bitcoin transactions (including off-Blockchain transactions), it preserves the right to apply capital gains treatment to those transactions which may have adversely affect an investment in our Company.

On December 5, 2014, the New York State Department of Taxation and Finance issued guidance regarding the application of state tax law to Digital Assets such as bitcoins. The agency determined that New York State would follow IRS guidance with respect to the treatment of Digital Assets such as bitcoins for state income tax purposes. Furthermore, they defined Digital Assets such as bitcoin to be a form of “intangible property,” meaning the purchase and sale of bitcoins for fiat currency is not subject to state income tax (although transactions of bitcoin for other goods and services maybe subject to sales tax under barter transaction treatment). It is unclear if other states will follow the guidance of the IRS and the New York State Department of Taxation and Finance with respect to the treatment of Digital Assets such as bitcoins for income tax and sales tax purposes. If a state adopts a different treatment, such treatment may have negative consequences including the imposition of greater a greater tax burden on investors in bitcoin or imposing a greater cost on the acquisition and disposition of bitcoins, generally; in either case potentially having a negative effect on prices in the Bitcoin Exchange Market and may have an adverse effect on the Company.

Foreign jurisdictions may also elect to treat Digital Assets such as bitcoins differently for tax purposes than the IRS or the New York State Department of Taxation and Finance. To the extent that a foreign jurisdiction with a significant share of the market of bitcoin users imposes onerous tax burdens on bitcoin users, or imposes sales or value added tax on purchases and sales of bitcoins for fiat currency, such actions could result in decreased demand for bitcoins in such jurisdiction, which could impact the price of bitcoins and negatively impact an investment in our Company.

Market Acceptance Risk

Currently, there is a relatively small use of bitcoins and/or other cryptocurrencies in the retail and commercial marketplace for goods or services.  In comparison there is relatively large use by speculators contributing to price volatility. The use of cryptocurrencies to buy and sell goods and services and complete transactions, is part of a new and rapidly evolving industry that employs digital assets based upon a computer-generated mathematical and/or cryptographic protocol. The growth of this industry in general, and the use of cryptocurrencies in particular, is subject to a high degree of uncertainty. The slowing or stopping of the acceptance of developing protocols may occur and is unpredictable. Such events would have a material adverse effect on the ability of the Company to continue to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company.

Low Margin Business Risks

Operators of bitcoin mining operations typically have low margins and are more likely to immediately sell bitcoins earned by mining in the market, resulting in a reduction in the price of bitcoins that could adversely impact the Company and similar actions could affect other cryptocurrencies. Such circumstances would have a material adverse effect on the ability of the Company to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company and potentially the value of any cryptocurrencies the Company holds or expects to acquire for its own account and harm investors.

Competition from other methods of investing in crypto currencies

The Company operations, investment strategies, and profitability may be adversely affected by competition from other methods of investing in cryptocurrencies. The Company competes with other users and/or companies that are mining cryptocurrencies and the emergence of other financial vehicles and ETFs have been scrutinized by regulators and such scrutiny and negative impressions or conclusions could be applicable to the Company and impact the ability of the Company to successfully pursue this segment or operate at all, or to establish or maintain a public market for its securities.  Such events would have a material adverse effect on the ability of the Company to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company and potentially the value of any cryptocurrencies the Company holds or expects to acquire for its own account.

Cybersecurity Threats

Cryptocurrency inventory, including that maintained by or for the Company, may be exposed to cybersecurity threats and hacks. As with any computer code generally, flaws in cryptocurrency codes may be exposed by malicious actors. Flaws in and exploitations of the source code allow malicious actors to take or create money have previously occurred. Such events would have a material adverse effect on the ability of the Company to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company and potentially the value of any cryptocurrencies the Company holds or expects to acquire for its own account.

New Technology Risks

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or an alternative to distributed ledgers altogether.  Such circumstances would have a material adverse effect on the ability of the Company to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company and potentially the value of any cryptocurrencies the Company holds or expects to acquire for its own account and harm investors.

Power Outages and Other Threats

A mine could be rendered in-operational, temporarily or permanently, as a result of a fire or other natural disaster or by a terrorist or other attack on the mine.  The security and other measures we take to protect against these risks may not be sufficient.  Additionally, our mines could be materially adversely affected by a power outage or loss of access to the electrical grid or loss by the grid of cost-effective sources of electrical power generating capacity.  Given the power requirement, it would not be feasible to run miners on back-up power generators in the event of a power outage.

The Company’s coins may be subject to loss, theft or restriction on access.

There is a risk that some or all of the Company’s coins could be lost or stolen. Access to the Company’s coins could also be restricted by cybercrime (such as a denial of service (“DOS”) attack) against a service at which the Company maintains a hosted online wallet. Any of these events may adversely affect the operations of the Company and, consequently, its investments and profitability.  The loss or destruction of a private key required to access the Company’s digital wallets may be irreversible and the Company denied access for all time to its cryptocurrency holdings or the holdings of others. The Company’s loss of access to its private keys or its experience of a data loss relating to the Company’s digital wallets could adversely affect its investments and assets.

Cryptocurrency transactions are irrevocable and stolen or incorrectly transferred coins may be irretrievable. As a result, any incorrectly executed or fraudulent coin transactions could adversely affect the Company’s investments and assets. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of a coin or a theft of coin generally will not be reversible and the Company may not be capable of seeking compensation for any such transfer or theft.

General Mining Risks

If the award of coins for solving blocks and transaction fees are not sufficiently high, miners may not have an adequate incentive to continue mining and may cease their mining operations. As the number of coins awarded for solving a block in the blockchain decreases, the incentive for miners to continue to contribute processing power to the network will transition from a set reward to transaction fees. Either the requirement from miners of higher transaction fees in exchange for recording transactions in the blockchain or a software upgrade that automatically charges fees for all transactions may decrease demand for the relevant coins and prevent the expansion of the network to retail merchants and commercial businesses, resulting in a reduction in the price of the relevant cryptocurrency that could adversely impact the Company’s cryptocurrency inventory and investments. If transaction fees paid for the recording of transactions in the Blockchain become too high, the marketplace may be reluctant to accept the network as a means of payment and existing users may be motivated to switch between cryptocurrencies or to fiat currency. Decreased use and demand for coins may adversely affect their value and result in a reduction in the market price of coins.

If the award of coins for solving blocks and transaction fees are not sufficiently high, miners may not have an adequate incentive to continue mining and may cease their mining operations. Miners ceasing operations would reduce collective processing power, which would adversely affect the confirmation process for transactions (i.e., decreasing the speed at which blocks are added to the blockchain until the next scheduled adjustment in difficulty for block solutions) and make the network more vulnerable to a malicious actor or botnet. A reduction in confidence in the confirmation process or processing power of the network could result and be irreversible.  Such events would have a material adverse effect on the ability of the Company to continue to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company and potentially the value of any cryptocurrencies the Company holds or expects to acquire for its own account.

Financial Accounting Risks

Since there has been limited precedence set for financial accounting of bitcoin and other digital assets, it is unclear how the Company will be required to account for digital assets transactions in the future. Since there has been limited precedence set for the financial accounting of digital assets, it is unclear how the Company will be required to account for digital asset transactions or assets. Furthermore, a change in regulatory or financial accounting standards could result in the necessity to restate the Company’s financial statements. Such a restatement could negatively impact the Company’s business, prospects, financial condition and results of operation. Such circumstances would have a material adverse effect on the ability of the Company to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company and potentially the value of any cryptocurrencies the Company holds or expects to acquire for its own account and harm investors.

The acceptance of Bitcoin Network software patches or upgrades by a significant, but not overwhelming, percentage of the users and miners in the Bitcoin Network could result in a “fork” in the Blockchain, resulting in the operation of two separate networks until such time as the forked Blockchains are merged. The temporary or permanent existence of forked Blockchains could adversely impact an investment in us.

Bitcoin is an open source project and, although there is an influential group of leaders in the Bitcoin Network community including the Core Developers, there is no official developer or group of developers that formally controls the Bitcoin Network. Any individual can download the Bitcoin Network software and make any desired modifications, which are proposed to users and miners on the Bitcoin Network through software downloads and upgrades, typically posted to the bitcoin development forum on GitHub.com. A substantial majority of miners and bitcoin users must consent to those software modifications by downloading the altered software or upgrade that implements the changes; otherwise, the changes do not become a part of the Bitcoin Network. Since the Bitcoin Network’s inception, changes to the Bitcoin Network have been accepted by the vast majority of users and miners, ensuring that the Bitcoin Network remains a coherent economic system; however, a developer or group of developers could potentially propose a modification to the Bitcoin Network that is not accepted by a vast majority of miners and users, but that is nonetheless accepted by a substantial population of participants in the Bitcoin Network. In such a case, and if the modification is material and/or not backwards compatible with the prior version of Bitcoin Network software, a fork in the Blockchain could develop and two separate Bitcoin Networks could result, one running the pre-modification software program and the other running the modified version (i.e., a second “Bitcoin” network). Such a fork in the Blockchain typically would be addressed by community-led efforts to merge the forked Blockchains, and several prior forks have been so merged. This kind of split in the Bitcoin Network could materially and adversely impact the Company and, in the worst-case scenario, harm the sustainability of the Bitcoin Network’s economy.

Demand for bitcoin is driven, in part, by its status as the most prominent and secure Digital Asset. It is possible that a Digital Asset other than bitcoins could have features that make it more desirable to a material portion of the Digital Asset user base, resulting in a reduction in demand for bitcoins, which could have a negative impact on the price of bitcoins and adversely affect an investment in us.

The Bitcoin Network and bitcoins, as an asset, hold a “first-to-market” advantage over other Digital Assets. This first-to-market advantage is driven in large part by having the largest user base and, more importantly, the largest combined mining power in use to secure the Blockchain and transaction verification system. Having a large mining network results in greater user confidence regarding the security and long-term stability of a Digital Asset’s network and its block chain; as a result, the advantage of more users and miners makes a Digital Asset more secure, which makes it more attractive to new users and miners, resulting in a network effect that strengthens the first-to-market advantage.

As of October 8, 2019, there were over twenty-nine hundred (2,900) alternate Digital Assets (or altcoins) tracked by CoinMarketCap, having a total market capitalization (including the market capitalization of bitcoin) of approximately $221 billion, using market prices and total available supply of each Digital Asset. This included altcoins using a “proof of work” mining structure similar to Bitcoin, and those using a “proof of stake” transaction verification system that is different than Bitcoin’s mining system (e.g., Peercoin, Bitshares and NXT). Bitcoins market cap accounted for 66.7% of this $221 billion, as of October 8, 2019. Despite the marked first-mover advantage of the Bitcoin Network over other Digital Assets, it is possible that another Digital Asset could become materially popular due to either a perceived or exposed shortcoming of the Bitcoin Network protocol that is not immediately addressed by the Bitcoin contributor community or a perceived advantage of an altcoin that includes features not incorporated into Bitcoin. If a Digital Asset obtains significant market share (either in market capitalization, mining power or use as a payment technology), this could reduce bitcoin’s market share as well as other Digital Assets we may become involved in and have a negative impact on the demand for, and price of, such Digital Assets and could have an adverse effect on the Company.

Risks Related to Our Common Stock

The Company’s shares of common stock are traded from time to time on the OTC Pink Sheet Market.

Our common stock is traded on the OTC Pink Sheet Market from time to time. There can be no assurance that there will be a liquid trading market for the Company’s common stock following an acquisition. In the event that a liquid trading market commences, there can be no assurance as to the market price of the Company’s shares of common stock, whether any trading market will provide liquidity to investors, or whether any trading market will be sustained.

Our common stock is subject to the Penny Stock Rules of the SEC and the trading market in our common stock is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our common stock.

The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and
●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and
●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and
●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

State blue sky registration; potential limitations on resale of the Company’s common stock

The holders of the Company’s shares of common stock registered under the Exchange Act and those persons who desire to purchase them in any trading market that may develop in the future, should be aware that there may be state blue-sky law restrictions upon the ability of investors to resell the Company’s securities. Accordingly, investors should consider the secondary market for the Company’s securities to be a limited one.

It is the intention of the Company’s Management following the consummation of a acquisition to seek coverage and publication of information regarding the Company in an accepted publication manual which permits a manual exemption. The manual exemption permits a security to be distributed in a particular state without being registered if the Company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.

Most of the accepted manuals are those published by Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Rule 144 Related Risks

The SEC adopted amendments to Rule 144 which became effective on February 15, 2008. These Rule 144 amendments apply to securities acquired both before and after that date. Generally, under the Rule 144 amendments, a person who has beneficially owned restricted shares for at least six months would be entitled to sell their securities provided that: (i) such person is not deemed to have been an affiliate at the time of, or at any time during the three months preceding, a sale; (ii) we are subject to and are current in the Exchange Act periodic reporting requirements for at least 90 days before the sale; and (iii) if the sale occurs prior to satisfaction of a one-year holding period, provided current information is available at the time of sale.

Persons who have beneficially owned restricted shares for at least six months but who are affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following: (i) 1% of the total number of securities of the same class then outstanding; or (ii) the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale; provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

These Rule 144 related risks are subject to further restrictions in the event that the Exchange Act reporting company is deemed to be a Shell Company.

Restrictions on the Reliance of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than acquisition related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

-	The issuer of the securities that was formerly a shell company has ceased to be a shell company;
-	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
-	The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
-	At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, stockholders who receive our restricted securities in a acquisition will not be able to sell our shares without registration until one year after we have completed our initial acquisition.

Rule 145 Related Risk

Under the new amendments, affiliates of a target company who receive registered shares in a Rule 145 acquisition transaction, and who do not become affiliates of the acquirer, will be able to immediately resell the securities received by them into the public markets without registration (except for affiliates of a shell company as discussed in the following section). However, those persons who are affiliates of the acquirer, and those who become affiliates of the acquirer after the acquisition, will still be subject to the Rule 144 resale conditions generally applicable to affiliates, including the adequate current public information requirement, volume limitations, manner-of-sale requirements for equity securities, and, if applicable, a Form 144 filing.

Possible Issuance of Additional Securities.

Our Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock, par value $0.001. As of September 30, 2019, we had 19,645,818shares issued and outstanding. We may be expected to issue additional shares in connection with our pursuit of real estate acquisitions. To the extent that additional shares of common stock are issued, our shareholders would experience dilution of their respective ownership interests. If we issue shares of common stock in connection with our intent to pursue new business opportunities, a change in control of the Company may be expected to occur. The issuance of additional shares of common stock may adversely affect the market price of our common stock, in the event that a more active trading market commences.

Dividends unlikely

The Company does not expect to pay dividends for the foreseeable future because it has no revenues or cash resources. The payment of dividends will be contingent upon the Company’s future revenues and earnings, if any, capital requirements and overall financial conditions. The payment of any future dividends will be within the discretion of the Company’s board of directors as then constituted. It is the Company’s expectation that future Management following a acquisition will determine to retain any earnings for use in its business operations and accordingly, the Company does not anticipate declaring any dividends in the foreseeable future.

Remainder of Page Intentionally Left Blank

ITEM 2. FINANCIAL INFORMATION

Management’s Plan of Operation

The following discussion contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use of words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. From time to time, we also may provide forward-looking statements in other materials we release to the public.

Overview

The Company’s current business objective is to invest in a diversified portfolio of quality commercial real estate properties and other real estate investments located throughout the United States and Puerto Rico. The Company intends to have a dual investment strategy. The majority of the portfolio will be invested in what the company considers its Core Holdings. The objective for these core holdings is to own stabilized, fully leased, secure real estate assets that provide durable, predictable cash flow to the Company. A smaller percentage of the portfolio will be invested in what the Company classifies as Value-Add & Opportunistic Real Estate. These investments may include development or redevelopment projects, repositioning of an asset and could include making physical improvements to a property that will allow for higher rents and increased occupancy rates. We intend to use the Company’s limited personnel and financial resources in connection with such activities. The Company will utilize its capital stock, debt or a combination of capital stock and debt, in effecting a acquisition. It may be expected that entering into an acquisition will involve the issuance of restricted shares of capital stock. The issuance of additional shares of our capital stock:

●	may significantly reduce the equity interest of our stockholders;
●	could cause a change in control if a substantial number of our shares of capital stock are issued; and
●	may adversely affect the prevailing market price for our common stock.

Similarly, if we issued debt securities, it could result in:

●	default and foreclosure on our assets if our operating revenues were insufficient to pay our debt obligations;
●	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenants were breached without a waiver or renegotiations of such covenants;
●	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and
●	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

Results of Operations during the year ended December 31, 2018 as compared to the year ended December 31, 2017

We have not generated any revenues during the years 2018 and 2017. We had total operating expenses of $22,495 during the year ended December 31, 2018 and $nil during the year ended December 31, 2017. Operating expenses consisted mainly of legal, accounting, transfer agent and registration fees associated with getting the Company back in good standing with Nevada state and OTC market authorities. We incurred $2,838 in interest income during the year ended December 31, 2018 and $nil during the year ended December 31, 2017. During the year ended December 31, 2018 we had a net loss of $19,657 and $nil in 2017.

Results of Operations during the period ended September 30, 2019 as compared to the period ended September 30, 2018

Revenue

In August 2018 we commenced operations in our first cryptocurrency mining location as part of the RLT Atwood acquisition. Our cryptocurrency mining revenues increased to $41,890 during the nine-month period ended September 30, 2019 from $0 in the nine month period ended September 30, 2018. The increase resulted primarily from the results of operating during the months of starting August 2019 and September 2019. This increase in revenues was partially offset, however, by lower revenues resulting from an overall decrease in the market price of digital currencies.

Cost of Revenues

Cost of revenues was $64,368 in the nine months ended September 30, 2019 compared to $0 in the nine months ended September 30, 2018. Expenses associated with running our cryptocurrency mining operations, such as storage costs and managed hashrate services are recorded as cost of revenues. We experienced a gross loss on revenues in the current fiscal year primarily due to high utility costs, costs of vacating and relocating operations.

Expenses

General and administration expenses for the year ended December 31, 2018, amounted to $1,081,602, compared to $0 during

General and administration expenses for the nine months ended September 30, 2019, amounted to $37,038, compared to $0 during the nine months ended September 30, 2018. The increase is primarily attributable to increased administrative costs associated with beginning our cryptocurrency mining operation, as well as state registration costs for the establishment of FAVO Blockchain and OTC market registration fees as well as travel expenses.

Professional fees for the nine months ended September 30, 2019, amounted to $83,741 compared to $3,600 during the nine months ended September 30, 2018. The increase in professional fees is due to increased legal, accounting, filing and transfer agent fees associated with the establishment of FAVO Blockchain, Inc. as well as maintaining our registration status with OTC Markets. In addition, we incurred additional costs associated with establishing a new office location, and website.

Other Loss

Other loss increased by $548,683 during the nine months ended September 30, 2019, compared to $nil during the nine months ended September 30, 2018. The increase in Other loss is due to a loss incurred on the sale of our cryptocurrency mining equipment to Hydro66 for a loss of $545,117. This was further increased by $3,566 in unrealized losses incurred on cryptocurrencies acquired as part of the RLT Atwood acquisition.

Net Loss

For the nine months ended September 30, 2019, we incurred a net loss of $691,940, compared to a net loss of $3,600 for the nine months ended September 30, 2018. The increase is due to increased administrative costs associated with beginning our cryptocurrency mining operation, as well as state registration costs for the establishment of FAVO Blockchain and OTC market registration fees as well as travel expenses. In addition, there were increased legal, accounting, filing and transfer agent fees associated with the establishment of FAVO Blockchain, Inc. as well as maintaining our registration status with OTC Markets. In addition, we incurred additional costs associated with establishing a new office location, and website

Liquidity and Capital Resources

As of December 31, 2018, the Company has no business operations and no cash resources other than that provided by Management. We are dependent upon interim funding provided by Management or an affiliated party to pay professional fees and expenses. Our Management and an affiliated party have agreed to provide funding as may be required to pay for accounting fees and other administrative expenses of the Company until the Company enters into a acquisition. The Company would be unable to continue as a going concern without interim financing provided by Management. As of December 31, 2018, we had $0 in cash. As of December 31, 2017, we had $0 in cash.

As of September 30, 2019, the Company had $940 of digital currencies held and $3,690,598 of goodwill all associated with the RLT Atwood acquisition. The company has not established a bank and our expenses are still supporting by funding provided by Management.

If we require additional financing, we cannot predict whether equity or debt financing will become available at terms acceptable to us, if at all. The Company depends upon services provided by Management and an affiliated party to fulfill its filing obligations under the Exchange Act. At present, the Company has no financial resources to pay for such services.

The Company does not currently engage in any business activities that provide cash flow. The costs of investigating and analyzing acquisitions, maintaining the filing of Exchange Act reports, the investigation, analyzing, and consummation of an acquisition for an unlimited period of time will be paid from additional money contributed by Vincent Napolitano, our sole officer and director, or an affiliated party.

During the next 12 months we anticipate incurring costs related to:

Category	Estimated Expenses for the Year

Advertising & Marketing	$40,000
Website Design	$12,000
Accounting, Auditing & Legal	$40,000
General & Administrative and Due Diligence	$30,000
Working Capital	$20,000
Rent	$48,000
TOTAL	$190,000

●	filing of Exchange Act reports.
●	franchise fees, registered agent fees, legal fees and accounting fees, and
●	investigating, analyzing and consummating an acquisition or acquisitions.

We estimate that these costs will be in the range of $40,000 per year, and that we will be able to meet these costs as necessary, to be advanced/loaned to us by Management and/or an affiliated party.

On December 31, 2018 and December 31, 2017, we have had $nil in current assets and $nil in current assets, respectively. As of December 31, 2018, we had $19,102 in liabilities and stockholders’ deficit, consisting of amounts due to related party. As of December 31, 2017, we had $39,812 in liabilities.

We had a negative cash flow from operations of $18,102 during the year ended December 31, 2018. We financed our negative cash flow from operations during the year ended December 31, 2018 through advances made by Custodian Ventures, LLC.

We had $0 cash flow from operations during the year ended December 31, 2018 and December 31, 2017.

On September 30, 2019 we had $0 in current assets. As of September 30, 2019, we had $147,650 in liabilities and stockholders’ deficit, consisting of amounts due to related party.

We had a negative cash flow from operations of $0 during the nine months ended September 30, 2019. We financed our negative cash flow from operations during the nine months ended September 30, 2019 through our CEO paying expenses on our behalf in the amount of $147,857.

The Company currently plans to satisfy its cash requirements for the next 12 months through borrowings from its CEO or companies affiliated with its CEO and believes it can satisfy its cash requirements so long as it is able to obtain financing from these affiliated parties. The Company expects that money borrowed will be used during the next 12 months to satisfy the Company’s operating costs, professional fees and for general corporate purposes. There is no written funding agreement between the Company and Mr. Napolitano, our sole officer and director.

The Company has only limited capital. Additional financing is necessary for the Company to continue as a going concern. Our independent auditors have unqualified audit opinion for the years ended December 31, 2018 and 2017 with an explanatory paragraph on going concern.

Off-Balance Sheet Arrangements

As of September 30, 2019, December 31, 2018 and 2017, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1934.

Contractual Obligations and Commitments

As of September 30, 2019, December 31, 2018 and 2017, we did not have any contractual obligations.

Critical Accounting Policies

Our significant accounting policies are described in the notes to our financial statements for the nine months ended September 30, 2019 and 2018, and are included elsewhere in this registration statement.

ITEM 3. DESCRIPTION OF PROPERTY

The Company’s corporate office is located at 1461 Franklin Ave., 1st Floor South, Garden City, NY 11530, which space has been provided to us on a rent-free basis. The Company is currently negotiating a sublease in the space and it is anticipated will cost approximately $4,000 per month

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2019. The information in this table provides the ownership information for: each person known by us to be the beneficial owner of more than 5% of our common stock; each of our directors; each of our executive officers; and our executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

Name of Beneficial Owner	Common Stock Beneficially Owned (1)	Percentage of Common Stock Owned (1)
Favo Group, LLC (2)	9,367,000	47.68%
1461 Franklin Ave., 1st Floor South
Garden City, NY 11530
Favo Fund, LLC (3)	2,060,000	10.49%
Director and Officer (2 persons)(4)	11,427,000	58.17%
DMA Investments	1,312,222	6.67%

(1)	Applicable percentage ownership is based on 19,645,818 shares of common stock outstanding as of September 30, 2019. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of September 30, 2019 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Vincent Napolitano is the managing member of Favo Group, LLC, and has investment control. Mr. Napolitano owns 65% of Favo Group LLC.

(3)	FAVO Group is the managing member of Favo Fund, LLC, and has sole investment control. Mr. Napolitano owns 65% of Favo Group LLC.

(4)	Vincent Napolitano and Shaun Quin are the officers and directors of the Company.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of the member of our Board of Director and our executive officers and the positions held by each.

Name	Age	Title
Vincent Napolitano	47	CEO and Chairman
Shaun A. Quin	37	President

Vincent Napolitano, 47, has been CEO and Chairman of the Company since December 12, 2018. Mr. Napolitano has over 25 years of Wall Street experience & entrepreneurial insight. He also serves as Executive VP for Richmond Honan Development & Acquisitions, LLC. Mr. Vincent Napolitano is the CEO of FAVO Group LLC, a 47.68% shareholder of the Company. Mr. Napolitano owns 65% of FAVO Group LLC. On Wall Street, he specialized in REIT’s and related real estate products and served as Chief Investment Officer for multiple special purpose vehicles (SPV) which acquire private stock in Pre-Initial Public Offerings (Pre-IPO) in unicorn companies such as Facebook & Twitter. Mr. Napolitano also led banking teams which have raised over $250 Million in REIT related products and participated in financing several billion dollars of real estate-related IPO’s. From 2002 through 2011, he was Founder& CEO of Garden City Capital Management LLC & PNI Global Partners Inc., which operated as a significant independent OSJ for a national brokerage firm. Prior to that, Mr. Napolitano spent several years as a Portfolio Manager of one of the largest family-owned hedge funds in NYC. Mr. Napolitano holds an AAS In Hotel & Restaurant Management and holds Series 24, 62 & 63 designations.

Mr. Shaun Quin is President of FAVO Group LLC, a 47.68% shareholder of the Company. Mr. Quinn owns 35% of FAVO Group LLC. Mr. Quinn is an officer and director of the Company. Previously, Mr. Quin was the CEO of RLT Atwood International Limited (Share Code RLT), a publicly-traded company on the MERJ Stock Exchange. RLT was the world’s first listed blockchain investment company and its assets were acquired by the Company. Mr. Quin has 20 years of business experience & entrepreneurial insight. He is currently a Director, Partner & Investor in multiple companies in various sectors including Property Management, Insurance, Wealth Management, Retail & Fintech. Mr. Quin has received significant accolades in his career, including being presented with the Microsoft Worldwide Innovation Award In 2010 In Washington DC by Microsoft’s CEO, Steve Ballmer. He also received the Young Manager of the Year Award for 2015, Most Improved Business Award in 2015 & Business of the Year Award in 2016.

Mr. Napolitano was selected to serve as a director due to his knowledge of the real estate market, his judgment in assessing properties and accompanying risks, and his expertise with emerging growth companies. Mr. Quin was selected to serve as a director due to his knowledge of Global Capital Markets, his judgment in assessing properties and his expertise with emerging growth companies.

Our director holds office until the next annual meeting of stockholders and until his successors have been duly elected and qualified. There are no agreements with respect to the election of directors. We do not compensate our directors. Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board of Directors. We do not have any standing committees at this time.

Our director, officer or affiliates have not, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.

Section 16(a) Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own beneficially more than ten percent (10%) of the Company’s Common Stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Once the Company becomes subject to the Exchange Act of 1934, our office and director has informed us that he intends to file reports required to be filed under Section 16(a).

ITEM 6. EXECUTIVE COMPENSATION

No executive compensation was paid during the fiscal years ended December 31, 2018 and 2017. The Company has no employment agreement with any of its officers and directors.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

On October 19, 2018, the Company issued 473,350,000 shares of common stock, with par value $0.001 for par value payable in cash and a promissory note issued on that same day for $464,150, to Custodian Ventures, LLC. The note matured in 180 days from issuance and accrued interest at the rate of 5% per annum. The Company released Custodian Ventures, LLC from its obligations under such note as of the date of the change of control. In addition, David Lazar thereafter, published all of the missing filings with OTC Markets for the Company, so that it became current with Pink Sheets information. There was no party that requested such services.

On December 6, 2018, the Company issued 25,000,000 shares of super-voting shares of Series C Preferred Stock to Custodian Ventures, LLC in exchange for services rendered to, and fees incurred by, the Company.

In the event the Company engages Manager, all terms will be as disclosed herein, and will be done at arm’s length.

ITEM 8. LEGAL PROCEEDING

None.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTC market “Pink Sheets” under the symbol FAVO. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Price Range
Period	High	Low
Year ended December 31, 2019	$1.00	$0.36
First Quarter	$1.00	$0.202
Second Quarter		$0.150
Third Quarter	$0.528	$0.1475
Fourth Quarter	$0.33	$0.0352
Year Ended December 31, 2018:
First Quarter	$0.14	$0.06
Second Quarter	$0.14	$0.06
Third Quarter	$0.90	$0.06
Fourth Quarter	$1.96	$0.22

As of December 3, 2019, our shares of common stock were held by approximately 172 stockholders of record. The transfer agent of our common stock is ClearTrust, LLC. Phone (813) 235-4490.

Dividends

Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore. We have never declared cash dividends on its common stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

No equity compensation plan or agreements under which our common stock is authorized for issuance has been adopted during the fiscal years ended December 31, 2018 and 2017.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

On October 19, 2018, the Company issued 473,350,000 shares of common stock, with par value $0.001 for par value payable in cash and a promissory note issued on that same day for $464,150, to Custodian Ventures, LLC.

On December 6, 2018, the Company issued 25,000,000 shares of super-voting shares of Series C Preferred Stock to Custodian Ventures, LLC in exchange for services rendered to, and fees incurred by, the Company.

On April 6, 2019, the Company issued 9,646,586 shares of common stock of the Company to the shareholders of RLT for all of the assets of RLT.

Each issuance was completed pursuant to Section 4(a)(2) of the Securities Act.

ITEM 11. DESCRIPTION OF COMPANY’S SECURITIES TO BE REGISTERED

The following statements relating to the capital stock set forth the material terms of the Company’s securities; however, reference is made to the more detailed provisions of our Certificate of Incorporation and by-laws, copies of which are filed herewith.

Common Stock

Our Certificate of Incorporation authorize the issuance of 500,000,000 shares of common stock, par value $0.001. Our holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from legally available funds. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our board of directors. We intend to retain earnings, if any, for use in our business operations and accordingly, the board of directors does not anticipate declaring any dividends prior to an acquisition transaction, nor can there be any assurance that any dividends will be paid following any acquisition.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation, by-laws and director indemnification agreements provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of Brenham or, in the case of a director, is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Nevada General Corporation Law against all expense, liability and loss reasonably incurred or suffered by such.

Section 145 of the Nevada General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Nevada General Corporation Law, Article Seven of our articles of incorporation eliminates the liability of a director to us for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

●	from any breach of the director’s duty of loyalty to us;
●	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	under Section 174 of the Nevada General Corporation Law; and
●	from any transaction from which the director derived an improper personal benefit.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Favo Realty, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Favo Realty, Inc. (the "Company") as of December 31, 2018 and 2017, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s minimal activities raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2018

Lakewood, CO

December 12, 2019

FAVO REALTY, INC.

BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$-	$-
Total current assets	-	-

TOTAL ASSETS	$-	$-

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	1,250	17,749
Loan payable, related party	3,143	22,063
Total current liabilities	4,393	39,812

Commitments and Contingencies

STOCKHOLDERS’ DEFICIT
Series C Preferred stock, par value $0.001 per share; 25,000,000 shares authorized; 25,000,000 outstanding	25,000	-
Common stock, par value $0.001 per share; 500,000,000 shares authorized; 9,999,190 shares issued and outstanding in 2018 and 2017, respectively	9,999	532
Additional paid in capital	179,930	26,077
Accumulated deficit	(219,322)	(66,421)
Total stockholders’ deficit	(4,393)	-

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$-	$-

The accompanying notes are an integral part of these financial statements.

FAVO REALTY, INC.

STATEMENTS OF OPERATIONS

	December 31,
	2018	2017

Operating expenses	$–	$–
Related party consulting services paid in preferred shares	173,056	-
Legal fees	10,300	-
Audit and accounting fees	3,600	-
Transfer agent fees	5,781
Registration fees	2,735	-
Bank charges	79
Total operating expense	195,551	-

Loss from operations	(195,551)	-
Other income (expense):
Interest income	2,838
Total other income (expense)
Net loss	$(192,713)	$-
Net loss per common share – basic and diluted	$(0.19)	$(0.00)
Weighted average common shares outstanding – basic and diluted	1,005,537	532,187

The accompanying notes are an integral part of these financial statements.

FAVO REALTY, INC.

STATEMENT OF STOCKHOLDERS’ (DEFICIT)

FOR THE PERIOD DECEMBER 31, 2018 AND DECEMBER 31, 2017

	Common Stock:	Common Stock:	Preferred Stock:	Preferred Stock:		Additional Paid-in	Accumulated
	Shares *	Amount	Shares	Amount		Capital	Deficit	Totals
Balance - December 31. 2016	532,190	$532		$		$26,077	$(26,609)	-

Net loss from operations	-	-				-	-	-
Balance - December 31. 2017	532,190	$532		$		$26,077	$(26,609)	-

Shares issued to related party	9,467,000	9,467	25,000		25,000	173,056	-	207,523
Release of related party note receivable and interest *						(28,105)		(28,105)
Forgiveness of related party debt						8,902		8,902
Net loss from operations	-	-				-	(192,713)	(192,713)
Balance - December 31. 2018	9,999,190	$9,999	25,000		$25,000	$179,930	$(219,322)	(4,393)

*	Common stock amounts have been adjusted to reflect 1 for 50 reverse stock split.

The accompanying notes are an integral part of these financial statements.

FAVO REALTY, INC.

STATEMENTS OF CASH FLOWS

FOR THE PERIOD

	December 31,
	2018	2017
OPERATING ACTIVITIES:
Net loss	$(192,713)	$-
Adjustments to reconcile net loss to net cash (used in) operating activities:

Preferred stock issued to related party	173,056

Changes in assets and liabilities
Accounts payable and accrued expenses	1,250	-
Loan payable – related party	3,143	-
NET CASH USED IN OPERATING ACTIVITIES	(15,264)	-

INVESTING ACTIVITIES:
Cancellation of Notes receivable to Related party	(491,988)	-
NET CASH USED IN INVESTING ACTIVITIES	(491,988)	-

FINANCING ACTIVITIES:
Common stock issued to related party	473,350	-
Preferred stock issued to related party	25,000	-
Forgiveness of related party loan	8,902	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	507,252	-

EFFECT OF EXCHANGE RATE CHANGES	-	-

NET INCREASE IN CASH	-	-

CASH – BEGINNING OF PERIOD	-	-
CASH – END OF PERIOD	$-	$-
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Cancellation of Notes receivable to Related party	(491,988)	-
Common stock issued to related party	473,350	-
Preferred stock issued to related party	173,056	-
Forgiveness of related party loan	8,902	-

The accompanying notes are an integral part of these financial statements.

FAVO REALTY, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD DECEMBER 31, 2018 and DECEMBER 31, 2017

Note 1 – Organization and basis of accounting

Basis of Presentation and Organization

Favo Realty, Inc. was incorporated as Beeston Enterprises Ltd. (“the Company”) on July 12, 1999 under the laws of the State of Nevada. The Company changed its name to Favo Realty, Inc. on December 26, 2018, which was then declared effective by the Financial Industry Regulatory Authority (“FINRA”) on January 9, 2019. Previously, the Company was an exploration stage company engaged in the search of mineral deposits that could be developed to a state of a commercially viable producing mine. Currently, the Company is a real estate investment company which intends to invest in a diversified portfolio of quality commercial real estate properties and other real estate investments located throughout the United States and Puerto Rico. The Company intends to have a dual investment strategy. The majority of the portfolio will be invested in what the company considers its Core Holdings. The objective for these core holdings is to own stabilized, fully leased, secure real estate assets that provide durable, predictable cash flow to the Company. A smaller percentage of the portfolio will be invested in what the Company classifies as Value-Add & Opportunistic Real Estate. These investments may include development or redevelopment projects, repositioning of an asset and could include making physical improvements to a property that will allow for higher rents and increased occupancy rates.

On May 30, 2014, the Company received approval a 1-for-10 reverse stock split on its common stock outstanding from FINRA. On January 8, 2019, the Company received approval a 1-for-50 reverse stock split on its common stock outstanding from FINRA, as well as its symbol to “FAVO.”

On October 4, 2018, the eight judicial District Court of Nevada appointed Custodian Ventures, LLC as custodian for Beeston Enterprises Ltd., proper notice having been given to the officers and directors of Beeston Enterprises Ltd. There was no opposition.

On October 12, 2018, the Company filed a certificate of reinstatement with the state of Nevada, and appointed David Lazar as, President, Secretary, Treasurer and Director.

On October 19, 2018, the Company obtained a promissory note in amount of $464,150 from its custodian, Custodian Ventures, LLC, the managing member being David Lazar. The note bears an interest of 3% and matures in 180 days from the date of issuance.

On October 19, 2018, the Company issued 473,350,000 shares of common stock, with par value $0.001 for par value payable in cash and a promissory note issued on that same day for $464,150, to Custodian Ventures, LLC. In addition, David Lazar thereafter, published all of the missing filings with OTC Markets for the Company, so that it became current with Pink Sheets information. There was no party that requested such services. Prior to October 19, 2018, Custodian Ventures, LLC held a de minimus amount of shares of capital stock in the Company

On October 29, 2018, the Company terminated its registration with the Securities and Exchange Commission.

On December 6, 2018, the Company issued 25,000,000 shares of super-voting shares of Series C Preferred Stock to Custodian Ventures, LLC in exchange for services rendered to, and fees incurred by, the Company in the amount of $ 253,100,000.

On December 12, 2018, Custodian Ventures, LLC sold (i) the 25,000,000 shares of Series C Preferred Stock to Vincent Napolitano, (ii) 5,000,000 shares of common stock to Liro Holdings, LLC, and (iii) 468,350,000 shares of common stock to Favo Group, LLC for an aggregate purchase price of $175,000. At this point there was a change of control of the Company and David Lazar resigned as President, Secretary, Treasurer and Director and Vincent Napolitano was appointed as President, Secretary, Treasurer and Director.

The accompanying financial statements are prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”). The Company is a development stage enterprise devoting substantial efforts to establishing a new business, financial planning, raising capital, and research into products which may become part of the Company’s product portfolio. The Company has not realized significant sales through since inception. A development stage company is defined as one in which all efforts are devoted substantially to establishing a new business and, even if planned principal operations have commenced, revenues are insignificant.

The accompanying financial statements have been prepared assuming the continuation of the Company as a going concern. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and is dependent on debt and equity financing to fund its operations. Management of the Company is making efforts to raise additional funding until a registration statement relating to an equity funding facility is in effect. While management of the Company believes that it will be successful in its capital formation and planned operating activities, there can be no assurance that the Company will be able to raise additional equity capital, or be successful in the development and commercialization of the products it develops or initiates collaboration agreements thereon. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 2- Going Concern

The accompanying financial statements have been prepared assuming the continuation of the Company as a going concern. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and is dependent on debt and equity financing to fund its operations. Management of the Company is making efforts to raise additional funding until a registration statement relating to an equity funding facility is in effect. While management of the Company believes that it will be successful in its capital formation and planned operating activities, there can be no assurance that the Company will be able to raise additional equity capital or be successful in the development and commercialization of the products it develops or initiates collaboration agreements thereon. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 3 – Summary of significant accounting policies

Cash and Cash Equivalents

For purposes of reporting within the statements of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

The Company recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

Property and equipment

Property and equipment are stated at historical cost less accumulated depreciation and impairment. The historical cost of acquiring an item of property and equipment includes the costs necessarily incurred to bring it to the condition and location necessary for its intended use.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC Topic 740, Income Taxes. Under FASB ASC Topic 740, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carry-forward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the reliability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fair Value Measurement

The Company values its convertible notes and amounts due to related partings and short term loans payable under FASB ASC 820 which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 - Valuations for assets and liabilities that can be obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities. The Company’s principal markets for these securities are the secondary institutional markets, and valuations are based on observable market data in those markets.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. The Company uses Level 3 to value its derivative instruments.

Employee Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718 Compensation - Stock Compensation (“ASC 718”). ASC 718 addresses all forms of share-based payment (“SBP”) awards including shares issued under employee stock purchase plans and stock incentive shares. Under ASC 718 awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will result in a charge to operations.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 2018 and 2017, and expenses for the years ended December 31, 2018 and 2017, and cumulative from inception. Actual results could differ from those estimates made by management.

Subsequent Event

The Company evaluated subsequent events through the date when financial statements are issued for disclosure consideration.

Adoption of Recent Accounting Pronouncements

As of December 31, 2015, the Company adopted guidance codified in ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs. The guidance simplifies the presentation of debt issuance costs by requiring debt issuance costs to be presented as a deduction from the corresponding liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs is not affected. Therefore, these costs will continue to be amortized as interest expense using the effective interest method pursuant to ASC 835-30-35-2 through 35-3. The Company has applied this guidance retrospectively to all prior periods presented in the Company’s financial statements.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Recent Accounting Pronouncements

In February 2016, the FASB issued an accounting standards update for leases. The ASU introduces a lessee model that brings most leases on the balance sheet. The new standard also aligns many of the underlying principles of the new lessor model with those in the current accounting guidance as well as the FASB’s new revenue recognition standard. However, the ASU eliminates the use of bright-line tests in determining lease classification as required in the current guidance. The ASU also requires additional qualitative disclosures along with specific quantitative disclosures to better enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The pronouncement is effective for annual reporting periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, for nonpublic entities using a modified retrospective approach. Early adoption is permitted. The Company is still evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures and has not yet determined the method by which it will adopt the standard.

In March 2016, the FASB issued an accounting standards update that provides a new requirement to record all of the tax effects related to share-based payments at settlement (or expiration) through the income statement. This pronouncement is effective for annual reporting periods beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018, for nonpublic entities. The Company is still evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures

In August 2016, the FASB issued an accounting standards update addressing the classification and presentation of eight specific cash flow issues that currently result in diverse practices. The amendments provide guidance in the presentation and classification of certain cash receipts and cash payments in the statement of cash flows including debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, and distributions received from equity method investees. This pronouncement is effective for annual reporting periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, for nonpublic entities. The amendments in this ASU should be applied using a retrospective approach. The Company is still evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures.

Note 4 – Related Party Transactions

On October 19, 2018, the Company issued 473,350,000 shares of common stock to Custodian Ventures, LLC at par for shares valued at $473,350 in exchange for settlement of a portion of a related party loan for amounts advanced to the Company in the amount of $9,200, and a promissory note issued to the Company in the amount $464,150. The note is an unsecured, 3% simple interest bearing and due and payable in full within 180 days following written demand from the holder. As of December 31, 2018, a total of $464,150, which consists of principle of $464,150 and accrued interest of $2,785, is due to the Company.

On December 06, 2018, the Company issued 25,000,000 shares of Series C preferred stock to Custodian Ventures, LLC for shares valued at $253,125,000 in exchange for a promissory note issued to the Company in the amount $25,000 and for services valued at $253,100,000. The note is an unsecured, 3% simple interest bearing and due and payable in full within 180 days following written demand from the holder. As of December 31, 2018, a total of $25,000, which consists of principle of $25,000 and accrued interest of $53, is due to the Company.

On December 12, 2018, Custodian Ventures, LLC sold (i) the 25,000,000 shares of Series C Preferred Stock to Vincent Napolitano, (ii) 5,000,000 shares of common stock to Liro Holdings, LLC, and (iii) 468,350,000 shares of common stock to Favo Group, LLC for an aggregate purchase price of $175,000. At this point there was a change of control of the Company and David Lazar resigned as President, Secretary, Treasurer and Director and Vincent Napolitano was appointed as President, Secretary, Treasurer and Director.

On December 13, 2018, the Company elected to cancel any amounts due in principle and interest from Custodian Ventures, LLC on the October 19, 2018 promissory note of $464,150, including accrued interest of $2,785. On that same date, the Company also elected to cancel any amounts due on the December 06, 2018 promissory note issued to the Company in the amount of $25,000, including accrued interest of $53. As of September 30, 2019, both promissory notes had a balance of $0. The cancellation of both notes were recorded in additional paid in capital.

Note 5 – Stockholders Equity

Common Stock

On January 8, 2019, the Company received approval a 1-for-50 reverse stock split on its common stock outstanding from FINRA.

As of December 31, 2018, 9,999,190 shares of common stock with par value of $0.001 remains outstanding.

Preferred Stock

On December 06, 2018 the Company created 25,000,000 shares of Series C Preferred Stock, out of the 25,000,000 shares that were already authorized. On that same date, the Company issued 25,000,000 shares of the Series C preferred stock to David Lazar, Chief Executive Officer for a promissory note valued at $25,000 and for services valued at $173,056. On December 12, 2018, Custodian Ventures, LLC sold the 25,000,000 shares of Series C Preferred Stock to Vincent Napolitano as part of a change of control. As of December 31, 2018, 25,000,000 shares of preferred stock with par value of $0.001 per share remains outstanding.

The following is a description of the material rights of our Series C Preferred Stock:

Each share of Series C Preferred Stock shall have a par value of $0.001 per share. The Series C Preferred Stock shall vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, on a 25 for one basis. If the Company effects a stock split which either increases or decreases the number of shares of Common Stock outstanding and entitled to vote, the voting rights of the Series A shall not be subject to adjustment unless specifically authorized.

Each share of Series C Preferred Stock shall be convertible into 4 shares of Common Stock (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series C Preferred Stock.

Subject to the rights of any existing series of Preferred Stock or to the rights of any series of Preferred Stock which may from time to time hereafter come into existence, the holders of shares of Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, upon any payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, as and if declared by the Board of Directors, as if the Series C Preferred Stock had been converted into Common Stock.

In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any existing series of Preferred Stock or to the rights of any series of Preferred Stock which may from time to time hereafter come into existence, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the price per share actually paid to the Corporation upon the initial issuance of the Series C Preferred Stock (each, the “the Original Issue Price”) for each share of Series A Preferred Stock then held by them, plus declared but unpaid dividends. Unless the Corporation can establish a different Original Issue Price in connection with a particular sale of Series C Preferred Stock, the Original issue price shall be $0.001 per share for the Series C Preferred Stock. If, upon the occurrence of any liquidation, dissolution or winding up of the Corporation, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of any existing series of Preferred Stock or to the rights of any series of Preferred Stock which may from time to time hereafter come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the each series of Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

The Series C Preferred Stock shares are nonredeemable other than upon the mutual agreement of the Company and the holder of shares to be redeemed, and even in such case only to the extent permitted by this Certificate of Designation, the Corporation’s Articles of Incorporation and applicable law.

Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price of the Series C Preferred Stock by the Series C Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.

Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Series C Conversion Price in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its Common Stock in a public offering pursuant to a registration statement under the Securities Act of 1933, as amended; (ii) a liquidation, dissolution or winding up of the Corporation as defined in section 2(c) above but subject to any liquidation preference required by section 2(a) above; or (iii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series C Preferred Stock.

Note 6 – Income Taxes

The Company provides for income taxes under FASB ASC 740, Accounting for Income Taxes. FASB ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

FASB ASC 740 requires the reduction of deferred tax assets by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $3,801 which is calculated by multiplying a 21% estimated tax rate by the cumulative net operating loss (NOL) adjusted for the following items:

For the period ended December 31,	2018
Book loss for the year	$(192,713)
Adjustments:
Accrued expenses	1,250
Stock Compensation	173,056

Tax loss for the year	(18,407)

Estimated effective tax rate	21%
Deferred tax asset	$3,865

Details for the last period are as follows:

For the period ended December 31,	2018
Deferred tax asset	$3,865
Valuation allowance	(3,865)
Current taxes payable	-
Income tax expense	$-

Below is a chart showing the estimated corporate federal net operating loss (NOL) and the year in which it will expire. The total NOL carry forward as of December 31, 2018 was $3,801 as itemized below:

Year	Amount	Expiration
2019	$3,865	2038

Note 7 – Subsequent Events

On January 8, 2019, the Company received approval a 1-for-50 reverse stock split on its common stock outstanding from FINRA, as well as its symbol to “FAVO.”

FAVO REALTY, INC.

BALANCE SHEETS

(Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
NON-CURRENT ASSETS:
Investment in cryptocurrency, net	$940	$-
Total non-current assets	940	-

TOTAL ASSETS	$940	$-

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	650	1,250
Loan payable, related party	147,000	3,143
Total current liabilities	147,650	4,393

Commitments and Contingencies

STOCKHOLDERS’ DEFICIT
Series C Preferred stock, par value $0.001 per share; 25,000,000 shares authorized; 25,000,000 outstanding	25,000	25,000
Common stock, par value $0.001 per share; 500,000,000 shares authorized; 19,645,818 shares and 9,999,190 shares issued and outstanding in September 30, 2019 and December 31, 2018, respectively	19,645	9,999
Additional paid in capital	4,410,505	179,930
Accumulated deficit	(4,601,860)	(219,322)
Total stockholders’ equity	(146,711)	(4,393)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$940	$-

The accompanying notes are an integral part of these financial statements.

FAVO REALTY, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue
Cryptocurrency mining	$41,890	$–	$41,890	$–

Cost of revenues	(64,368)	-	(64,368)	-

Gross margin (loss)	(22,479)		(22,479)

Operating expenses
General and administrative	15,011	-	37,038	-
Professional fees	10,000	-	83,741	3,600
Impairment of assets	-	-	3,690,598	-
Total operating expense	25,011	-	3,811,377	3,600

Loss from operations	(47,489)	-	(3,833,856)	(3,600)

Other income (loss)
Unrealized loss on digital currencies	(3,566)	-	(3,566)
Loss on sale of cryptocurrency mining equipment	(545,117)	-	(545,117)	-
Total other income (loss)	(548,683)	-	(548,683)	-

Net loss	$(596,172)	$-	$(4,382,538)	$(3,600)
Net loss per common share – basic and diluted	$(0.04)	$(0.00)	$(0.00	$(0.00)
Weighted average common shares outstanding – basic and diluted	19,645,776	532,190	16,265,950	532,190

The accompanying notes are an integral part of these financial statements.

FAVO REALTY, INC.

STATEMENT OF STOCKHOLDERS’ (DEFICIT)

FOR THE PERIOD SEPTEMBER 30, 2019 AND SEPTEMBER 30, 2018

(Unaudited)

	Common Stock: Shares *	Common Stock: Amount	Preferred Stock: Shares	Preferred Stock: Amount		Additional Paid-in Capital	Accumulated Deficit	Totals

Balance - December 31. 2017	532,190	$532		$		$26,077	$(26,609)	-

Net loss from operations	-	-				-	(3,600)	-

Balance - September 30, 2018	532,190	$532		$		$26,077	$(30,209)	(3,600)

Balance - December 31, 2018	9,999,190	$9,999	25,000,000		$25,000	$179,930	$(192,713)	(4,393)

Common stock issued in RLT Acquisition	9,646,586	9,646	-		-	4,230,575	-	4,240,221
Net loss from operations	-	-	-		-	-	(4,382,538)	(4,382,538)

Balance - September 30, 2019	19,645,776	$19,645	25,000,000		$25,000	$4,410,505	$(4,601,860)	(146,711)

*	Common stock amounts have been adjusted to reflect 1 for 50 reverse stock split.

The accompanying notes are an integral part of these financial statements.

FAVO REALTY, INC.

STATEMENTS OF CASH FLOWS

FOR THE PERIOD

(Unaudited)

	For the period ended September 31,
	2019	2018
OPERATING ACTIVITIES:
Net loss	$(4,382,538)	$(3,600)
Adjustments to reconcile net loss to net cash (used in) operating activities:

Unrealized loss on digital currencies	3,566	-
Impairment of assets	3,690,598
Changes in assets and liabilities
Accounts payable and accrued expenses	(600)	-
Loan payable – related party	147,857	3,600
NET CASH USED IN OPERATING ACTIVITIES	(545,117)	-

INVESTING ACTIVITIES:
Acquisition of RLT Atwood Assets	-	-
Loss on sale of crypto-mining equipment	545,117	-
NET CASH USED IN INVESTING ACTIVITIES	545,117	-

FINANCING ACTIVITIES:
Common stock issued for acquisition	-	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	-

EFFECT OF EXCHANGE RATE CHANGES	-	-

NET INCREASE IN CASH	-	-

CASH – BEGINNING OF PERIOD	-	-
CASH – END OF PERIOD	$-	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid for interest	-	-
Cash paid for income taxes	-	-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of RLT Atwood assets	(4,240,221)	-
Common stock issued for acquisition	4,240,221	-

The accompanying notes are an integral part of these financial statements.

FAVO REALTY, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD SEPTEMBER 30, 2019 and DECEMBER 31, 2018

Note 1 – Organization and basis of accounting

Basis of Presentation and Organization

Favo Realty, Inc. was incorporated as Beeston Enterprises Ltd. (“the Company”) on July 12, 1999 under the laws of the State of Nevada. The Company changed its name to Favo Realty, Inc. on December 26, 2018, which was then declared effective by the Financial Industry Regulatory Authority (“FINRA”) on January 9, 2019. Previously, the Company was an exploration stage company engaged in the search of mineral deposits that could be developed to a state of a commercially viable producing mine. Currently, the Company is a real estate investment company which intends to invest in a diversified portfolio of quality commercial real estate properties and other real estate investments located throughout the United States and Puerto Rico. The Company intends to have a dual investment strategy. The majority of the portfolio will be invested in what the company considers its Core Holdings. The objective for these core holdings is to own stabilized, fully leased, secure real estate assets that provide durable, predictable cash flow to the Company. A smaller percentage of the portfolio will be invested in what the Company classifies as Value-Add & Opportunistic Real Estate. These investments may include development or redevelopment projects, repositioning of an asset and could include making physical improvements to a property that will allow for higher rents and increased occupancy rates.

On May 30, 2014, the Company received approval a 1-for-10 reverse stock split on its common stock outstanding from FINRA.

On October 4, 2018, the eight judicial District Court of Nevada appointed Custodian Ventures, LLC as custodian for Beeston Enterprises Ltd., proper notice having been given to the officers and directors of Beeston Enterprises Ltd. There was no opposition.

On October 12, 2018, the Company filed a certificate of reinstatement with the state of Nevada, and appointed David Lazar as, President, Secretary, Treasurer and Director.

On October 19, 2018, the Company obtained a promissory note in amount of $464,150 from its custodian, Custodian Ventures, LLC, the managing member being David Lazar. The note bears an interest of 3% and matures in 180 days from the date of issuance.

On October 19, 2018, the Company issued 473,350,000 shares of common stock, with par value $0.001 for par value payable in cash and a promissory note issued on that same day for $464,150, to Custodian Ventures, LLC. In addition, David Lazar thereafter, published all of the missing filings with OTC Markets for the Company, so that it became current with Pink Sheets information. There was no party that requested such services. Prior to October 19, 2018, Custodian Ventures, LLC held a de minimus amount of shares of capital stock in the Company

On October 29, 2018, the Company terminated its registration with the Securities and Exchange Commission.

On December 6, 2018, the Company issued 25,000,000 shares of super-voting shares of Series C Preferred Stock to Custodian Ventures, LLC in exchange for services rendered to, and fees incurred by, the Company.

On December 12, 2018, Custodian Ventures, LLC sold (i) the 25,000,000 shares of Series C Preferred Stock to Vincent Napolitano, (ii) 5,000,000 shares of common stock to Liro Holdings, LLC, and (iii) 468,350,000 shares of common stock to Favo Group, LLC for an aggregate purchase price of $175,000. At this point there was a change of control of the Company and David Lazar resigned as President, Secretary, Treasurer and Director and Vincent Napolitano was appointed as President, Secretary, Treasurer and Director.

On January 8, 2019, the Company received approval a 1-for-50 reverse stock split on its common stock outstanding from FINRA, as well as its symbol to “FAVO.”

The accompanying financial statements are prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”). The Company is a development stage enterprise devoting substantial efforts to establishing a new business, financial planning, raising capital, and research into products which may become part of the Company’s product portfolio. The Company has not realized significant sales through since inception. A development stage company is defined as one in which all efforts are devoted substantially to establishing a new business and, even if planned principal operations have commenced, revenues are insignificant.

The accompanying financial statements have been prepared assuming the continuation of the Company as a going concern. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and is dependent on debt and equity financing to fund its operations. Management of the Company is making efforts to raise additional funding until a registration statement relating to an equity funding facility is in effect. While management of the Company believes that it will be successful in its capital formation and planned operating activities, there can be no assurance that the Company will be able to raise additional equity capital, or be successful in the development and commercialization of the products it develops or initiates collaboration agreements thereon. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 2 – Going Concern

The accompanying financial statements have been prepared assuming the continuation of the Company as a going concern. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and is dependent on debt and equity financing to fund its operations. Management of the Company is making efforts to raise additional funding until a registration statement relating to an equity funding facility is in effect. While management of the Company believes that it will be successful in its capital formation and planned operating activities, there can be no assurance that the Company will be able to raise additional equity capital or be successful in the development and commercialization of the products it develops or initiates collaboration agreements thereon. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 3 – Summary of significant accounting policies

Investment in Cryptocurrency

Cryptocurrencies consist of Bitcoin, Litecoin and Ethereum, generally received for the Company’s own account as compensation for cryptocurrency mining services. Given that there is limited precedent regarding the classification and measurement of cryptocurrencies under current Generally Accepted Accounting Principles (“GAAP”), the Company has determined to account for these digital currencies as indefinite-lived intangible assets in accordance with Accounting Standards Update (“ASU”) No. 350

Goodwill

We test goodwill for impairment at the reporting unit level on an annual basis or more frequently if an event occurs or circumstances change that indicate that the fair value of a reporting unit is likely to be below its carrying amount. We also test goodwill for impairment when there is a change in reporting units.

We may elect to perform a qualitative assessment that considers economic, industry and company-specific factors for all or selected reporting units. If, after completing this assessment, it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we proceed to a quantitative test. We may also elect to perform a quantitative test instead of a qualitative assessment for any or all of our reporting units.

Quantitative testing requires a comparison of the fair value of each reporting unit to its carrying value. We typically use the discounted cash flow method to estimate the fair value of our reporting units. The discounted cash flow method incorporates various assumptions, the most significant being projected revenue growth rates, operating margins and cash flows, the terminal growth rate and the weighted-average cost of capital. If the carrying value of the reporting unit exceeds its fair value, goodwill is considered impaired and any loss must be measured. To determine the amount of the impairment loss, the implied fair value of goodwill is determined by assigning a fair value to all of the reporting unit’s assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination at fair value. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to that excess.

There was an impairment charge recorded during the nine months ended September 30, 2019 of $3,690.598.

Revenue Recognition

Effective July 1, 2018, we adopted ASC 606, Revenue from Contracts with Customers, as amended, using the modified retrospective method, which requires the cumulative effect of adoption to be recognized as an adjustment to opening retained earnings in the period of adoption. There was no cumulative effect of adopting the new standard and no impact on our financial statements. The new standard provides a single comprehensive model to be used in the accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific guidance. The standard’s stated core principle is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, ASC 606 includes provisions within a five-step model that includes identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when, or as, an entity satisfies a performance obligation.

Our revenues currently consist of cryptocurrency mining revenues recognized in accordance with ASC 606 as discussed above. Amounts collected from customers prior to shipment of products are recorded as deferred revenue.

The Company earns its cryptocurrency mining revenues by providing hashrate verification service in the mining of bitcoins. The Company satisfies its performance obligation at the point in time that the Company is awarded a unit of digital currency. In consideration for these services, the Company receives bitcoins, which are recorded as revenue using the closing U.S. dollar price of the related cryptocurrency on the date of receipt. Expenses associated with running the cryptocurrency mining operations, such as equipment depreciation, rent, operating supplies, rent, utilities and monitoring services are recorded as cost of revenues.

There is currently no specific definitive guidance in GAAP or alternative accounting frameworks for the accounting for the production and mining of digital currencies and management has exercised significant judgment in determining appropriate accounting treatment for the recognition of revenue for mining of digital currencies. Management has examined various factors surrounding the substance of the Company’s operations and the guidance in ASC 606, including identifying the transaction price, when performance obligations are satisfied, and collectability is reasonably assured being the completion and addition of a block to a blockchain and the award of a unit of digital currency to the Company. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies which could result in a change in the Company’s financial statements.

Property and equipment

Property and equipment are stated at historical cost less accumulated depreciation and impairment. The historical cost of acquiring an item of property and equipment includes the costs necessarily incurred to bring it to the condition and location necessary for its intended use.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC Topic 740, Income Taxes. Under FASB ASC Topic 740, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carry-forward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the reliability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of September 30, 2019 and 2017, and expenses for the years ended December 31, 2018 and 2017, and cumulative from inception. Actual results could differ from those estimates made by management.

Subsequent Event

The Company evaluated subsequent events through the date when financial statements are issued for disclosure consideration.

Adoption of Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Note 4 – RLT Atwood Acquisition

In April 2019, the Company acquired the digital currency mining operations of RLT Atwood International (“RLT”) through one Asset Purchase Agreements (the “RLT Acquisition”) in a transaction recorded as a business combination.

On April 6, 2019, the Company entered into an Asset Purchase Agreement with RLT for the purchase of RLT’s digital currency mining assets located in Alpharetta, GA, the principal assets consisting of: 801 cryptocurrency mining machines; various office equipment; and various digital currencies. The Company issued 9,645,586 shares of its common stock to RLT shareholders as consideration.

The total consideration paid in the Acquisition is summarized as follows:

Value of 9,646,586 common shares issued to RLT Shareholders	$4,240,221

Total consideration paid	$4,240,221

The total consideration paid was allocated to the fair value of the assets acquired as follows:

Property and equipment	$545,117
Cryptocurrencies	4,506
Goodwill	3,690,598

Total consideration allocated	$4,240,221

No liabilities of RLT were assumed by the Company in the Acquisition. The excess of consideration paid over fair value of assets acquired was recorded as goodwill. As of September 30, 2019, the Company’s management determined that goodwill was 100% fully impaired.

On July 2, 2019, the Company formed Favo Blockchain, Inc. (“Blockchain”) and contributed all of the Assets to Blockchain which now operates the blockchain business. On August 5, 2019, Hydro66 Svenska AB (“Hydro66”) purchased the Cryptocurrency mining equipment from Blockchain for 1 SEK Hydro66, and Hydro66 will provide a managed hash rate service for FAVO Blockchain, Inc, Hydro66 have installed, powered up and configured the mining equipment. As a result, the Company recorded a $545,117 loss on the sale of the Cryptocurrency mining equipment.

Note 5 – Related Party Transactions

On October 19, 2018, the Company issued 473,350,000 shares of common stock to Custodian Ventures, LLC at par for shares valued at $473,350 in exchange for settlement of a portion of a related party loan for amounts advanced to the Company in the amount of $9,200, and a promissory note issued to the Company in the amount $464,150. The note is an unsecured, 3% simple interest bearing and due and payable in full within 180 days following written demand from the holder. As of December 31, 2018, a total of $464,150, which consists of principle of $464,150 and accrued interest of $2,785, is due to the Company.

On December 06, 2018, the Company issued 25,000,000 shares of Series C preferred stock to Custodian Ventures, LLC at par for shares valued at $25,000 in exchange for a promissory note issued to the Company in the amount $25,000. The note is an unsecured, 3% simple interest bearing and due and payable in full within 180 days following written demand from the holder. As of December 31, 2018, a total of $25,000, which consists of principle of $25,000 and accrued interest of $53, is due to the Company.

On December 12, 2018, Custodian Ventures, LLC sold (i) the 25,000,000 shares of Series C Preferred Stock to Vincent Napolitano, (ii) 5,000,000 shares of common stock to Liro Holdings, LLC, and (iii) 468,350,000 shares of common stock to Favo Group, LLC for an aggregate purchase price of $175,000. At this point there was a change of control of the Company and David Lazar resigned as President, Secretary, Treasurer and Director and Vincent Napolitano was appointed as President, Secretary, Treasurer and Director.

On December 13, 2018, the Company elected to cancel any amounts due in principle and interest from Custodian Ventures, LLC on the October 19, 2018 promissory note of $464,150, including accrued interest of $2,785. On that same date, the Company also elected to cancel any amounts due on the December 06, 2018 promissory note issued to the Company in the amount of $25,000, including accrued interest of $53. As of September 30, 2019, both promissory notes had a balance of $0. The cancellation of both notes were recorded in additional paid in capital.

Note 6 – Stockholders Equity

Common Stock

On October 19, 2018, the Company issued 473,350,000 shares of common stock to Custodian Ventures, LLC at par for shares valued at $473,350 in exchange for settlement of a portion of a related party loan for amounts advanced to the Company in the amount of $9,200, and the promissory note issued to the Company in the amount $464,150.

Preferred Stock

On December 06, 2018 the Company created 25,000,000 shares of Series C Preferred Stock, out of the 25,000,000 shares that were already authorized. On that same date, the Company issued 25,000,000 shares of the Series C preferred stock to David Lazar, Chief Executive Officer for a promissory note valued at $25,000 and for services valued at $173,056. On December 12, 2018, Custodian Ventures, LLC sold the 25,000,000 shares of Series C Preferred Stock to Vincent Napolitano as part of a change of control.

The following is a description of the material rights of our Series C Preferred Stock:

Each share of Series C Preferred Stock shall have a par value of $0.001 per share. The Series C Preferred Stock shall vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, on a 25 for one basis. If the Company effects a stock split which either increases or decreases the number of shares of Common Stock outstanding and entitled to vote, the voting rights of the Series A shall not be subject to adjustment unless specifically authorized.

Each share of Series C Preferred Stock shall be convertible into 4 shares of Common Stock (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series C Preferred Stock.

Subject to the rights of any existing series of Preferred Stock or to the rights of any series of Preferred Stock which may from time to time hereafter come into existence, the holders of shares of Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, upon any payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, as and if declared by the Board of Directors, as if the Series C Preferred Stock had been converted into Common Stock.

In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any existing series of Preferred Stock or to the rights of any series of Preferred Stock which may from time to time hereafter come into existence, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the price per share actually paid to the Corporation upon the initial issuance of the Series C Preferred Stock (each, the “the Original Issue Price”) for each share of Series A Preferred Stock then held by them, plus declared but unpaid dividends. Unless the Corporation can establish a different Original Issue Price in connection with a particular sale of Series C Preferred Stock, the Original issue price shall be $0.001 per share for the Series C Preferred Stock. If, upon the occurrence of any liquidation, dissolution or winding up of the Corporation, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of any existing series of Preferred Stock or to the rights of any series of Preferred Stock which may from time to time hereafter come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the each series of Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

The Series C Preferred Stock shares are nonredeemable other than upon the mutual agreement of the Company and the holder of shares to be redeemed, and even in such case only to the extent permitted by this Certificate of Designation, the Corporation’s Articles of Incorporation and applicable law.

Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price of the Series C Preferred Stock by the Series C Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.

Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Series C Conversion Price in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its Common Stock in a public offering pursuant to a registration statement under the Securities Act of 1933, as amended; (ii) a liquidation, dissolution or winding up of the Corporation as defined in section 2(c) above but subject to any liquidation preference required by section 2(a) above; or (iii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series C Preferred Stock.

Note 7 – Subsequent Events

The Company evaluated subsequent events through the date when financial statements are issued for disclosure consideration and none were noted.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

In its two most recent fiscal years, the Company has had no disagreements with its independent accountants.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

2	Notice of Entry of Order, Eight Judicial District Court, Clark County, Nevada, Case No.: A-18-780142-P

3.1	Articles of Incorporation – (Incorporated by reference from Form SB-2, filed on March 5, 2003, Exhibit 3.1)

3.2	Amendment to Articles of Incorporation- (Incorporated by reference from Form SB-2, filed on March 5, 2003, Exhibit 3.1)

3.3	By-laws (Incorporated by reference from Form SB-2, filed on March 5, 2003, Exhibit 3.1)

3.4	Certificate of Amendment by Custodian, dated October 12, 2018

3.5	Certificate of Designation filed with the State of Nevada, December 5, 2018.

3.6	Certificate of Reinstatement filed with the State of Nevada, dated October 12, 2018.

3.7	Certificate of Amendment, dated December 26, 2018

3.8	Certificate of Incorporation of Favo Blockchain, Inc., dated July 2, 2019

23	Consent of Independent Auditor

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 12, 2019

Favo Realty, Inc.

By:	Vincent Napolitano, CEO
/s/ Vincent Napolitano